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                                                                 EXHIBIT 10.17




                                 APRIL 16, 1999


                              ASSET SALE AGREEMENT
                                    for the

                           West Texas Pipeline System
         Midland, Crane, Winkler, Ector, Upton and Ward Counties, Texas


                                    BETWEEN

                           CHEVRON PIPE LINE COMPANY
                                  (As Seller)


                                      and

                             PLAINS MARKETING, L.P.
                                   (As Buyer)
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                               TABLE OF CONTENTS

 1.   DEFINITIONS.................................................   1
 2.   PURCHASE AND SALE OF ASSETS.................................   7
 3.   PURCHASE PRICE AND DEPOSIT..................................   8
 4.   CLOSING.....................................................   9
 5.   TITLE.......................................................  11
 6.   RIGHT-OF-WAY INTERESTS......................................  11
 7.   FEE PROPERTY................................................  12
 8.   TERMINATION FOR MATERIAL DEFECT.............................  12
 9.   DAMAGE OR CONDEMNATION PRIOR TO CLOSING.....................  14
10.   SELLER'S REPRESENTATIONS AND WARRANTIES.....................  14
11.   SELLER'S ADDITIONAL REPRESENTATIONS AND LIMITED WARRANTY....  15
12.   BUYER'S REPRESENTATIONS AND WARRANTIES......................  18
13.   BUYER'S INVESTIGATION AND RIGHT TO CANCEL...................  19
14.   SELLER'S INVESTIGATION AND RIGHT TO CANCEL..................  22
15.   BUYER'S RIGHT OF ENTRY......................................  22
16.   LIQUIDATED DAMAGES..........................................  23
17.   INDEMNITY AND ASSUMPTION OF OBLIGATIONS.....................  25
18.   INDEMNITY AND ASSUMPTION OF ENVIRONMENTAL RISKS.............  26
19.   PROCEDURES FOR ASSERTING INDEMNITY CLAIMS...................  30
20.   CONFLICTS OF INTEREST.......................................  32
21.   CLOSING COSTS, TAXES AND COMMISSIONS........................  32
22.   OPERATION OF THE PIPELINE INTERESTS PRIOR TO CLOSING........  33
23.   EMPLOYEES AND BENEFITS......................................  34
24.   F.E.R.C. TARIFFS, T.R.C. TARIFFS, AND T.R.C. T-4 PERMIT.....  40
25.   GOVERNMENT CONSENTS.........................................  41
26.   TAX-DEFERRED EXCHANGE.......................................  41
27.   FORCE MAJEURE...............................................  42
28.   FURTHER ASSURANCES..........................................  42
29.   REMOVAL OF SIGNS AND MARKERS................................  42
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30.   SURVIVAL OF AGREEMENTS .....................................  43
31.   CONDITIONS PRECEDENT TO CLOSING ............................  43
32.   MISCELLANEOUS ..............................................  43
33.   DAMAGES ....................................................  47
34.   NONDISCLOSURE ..............................................  48
35.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES .................  48


                                    EXHIBITS

EXHIBIT "A"  DESCRIPTION OF PIPELINE INTERESTS
EXHIBIT "B"  DESCRIPTION OF RIGHT-OF-WAY INTERESTS
EXHIBIT "C"  DESCRIPTION OF FEE PROPERTY
EXHIBIT "D"  BILL OF SALE
EXHIBIT "E" PIPELINE DEED AND ASSIGNMENT OF RIGHT-OF-WAY INTERESTS EXHIBIT "F" CORPORATION GRANT DEED
EXHIBIT "G"  EASEMENT
EXHIBIT "H"  DESCRIPTION OF CONTRACTS
EXHIBIT "I"  ASSIGNMENT OF CONTRACTS
EXHIBIT "J"  NONE
EXHIBIT "K"  DISCLOSURE ITEMS
EXHIBIT "L" LIST OF CONTRACTS CPL IS PROHIBITED FROM TRANSFERRING EXHIBIT "M" LIST OF RECORDS CPL IS PROHIBITED FROM TRANSFERRING
EXHIBIT "N"  Y2K TESTING SUMMARY
EXHIBIT "O"  SCADA LEASE TERMS
EXHIBIT "P"  LIST OF RECORDS

                              ASSET SALE AGREEMENT
                           West Texas Pipeline System

This ASSET SALE AGREEMENT ("Agreement") is entered into this 16th day of April, 1999 ("Execution Date"), by and between CHEVRON PIPE LINE COMPANY, a Delaware corporation ("Seller") with offices at 1400 Woodloch Forest Drive, The Woodlands, Texas 77380, and PLAINS MARKETING, L.P. a Delaware limited partnership ("Buyer") having its principal place of business at 500 Dallas Street, Ste 700, Houston, Texas 77002.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms set forth herein, assets comprised of Seller's West Texas Pipeline System and associated facilities and equipment, as more particularly described in Exhibit "A" attached hereto and made a part hereof;

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth herein, the parties agree as follows:

1.  DEFINITIONS

     Unless otherwise specifically stated in the text of this Agreement, the following terms shall have the meaning indicated: (such meanings to be, when appropriate, equally applicable to both the singular and plural forms of the terms defined)

     a)   "Affected Employee" shall have that meaning set out in Section 23 (a)
          (iii).

     b)   "Buyer Indemnitee" shall have that meaning set forth Section 17 (a).

     c)   "Buyer Liquidated Damages" shall have that meaning set forth in
          Section 16(b).

     d).  "Closing" shall have the meaning set forth in Section 4.

     e).  "Closing Date" shall mean the date for Closing set forth in
          Section 4(a).

     f) "Corrective Action" shall mean any remedial, removal, response, construction, closure, disposal or other corrective action.

     g) "Curative Action" shall mean (i) obtaining the consent of the grantor of a Right-of-Way Interest if such consent is required by the agreement creating the Right-of-Way Interest; (ii) obtaining a new or amended agreement for a Right-of-Way Interest if a new or amended agreement is required to remedy a spatial gap in the Right-of-Way Interest, secure approval for any part of the Pipeline Interest located outside of a Right-of-Way Interest boundary to remain outside the boundary or otherwise remedy a lack of compliance with the terms and conditions of an

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          agreement creating a Right-of-Way Interest; or (iii) any other corrective action resulting in Buyer receiving good and defensible title or right to the Real Property Interests that underlay the Pipeline Interests and are necessary to the operations and maintenance of the Pipeline Interests.

      h) "Deposit" shall mean the amount of Six Million and no/100 dollars ($6,000,000.00)

      i) "Easement" shall mean that easement to operate and maintain the Pipeline Interests on certain fee property owned by Seller or its affiliates not included in the sale in the form attached hereto as Exhibit "G".

      j)  "Effective Date" shall mean the date upon which the Closing occurs.

      k) "Effective Time" shall mean 7:00am Central Day Light Savings Time on the Effective Date.

      l) "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules regulations, orders or determinations of any governmental authority heretofore or currently in effect in any jurisdiction in which any of the Property is located pertaining to (i) the control of certain hazardous substances and pollutants including, without limitation, liquid hydrocarbons, petroleum or petroleum products, or the protection of the air, water or land; (ii) the generation, handling, treatment, remediation, storage, disposal or transportation of solid, gaseous or liquid waste; or (c) exposure to hazardous, toxic or other substances alleged to be harmful.

      m) "Environmental Liability" shall mean any and all liabilities, responsibilities, claims, suits, losses and costs (including remediation, removal, response, abatement, clean up, investigation or monitoring costs and any other related cost and expense), causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, pre-judgement and post-judgement interest, attorney, consulting and expert fees incurred or imposed and related to the Real Property or the operation or maintenance of the Pipeline Interests (i) pursuant to any agreement, order, notice, directive, injunction, judgment or similar documents (including settlements) or due to actions taken by Buyer which arise out of or are related to Seller's noncompliance with Environmental Laws, or (ii) pursuant to a claim by any

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          governmental authority or other person, not a party to this Agreement for damage to natural resources, remediation, or similar costs and expenses incurred by such governmental authority or person pursuant to common law or statute.

      n) "Execution Date" shall mean the date first stated on which the parties entered into this Agreement.

      o)  "Fee" shall mean the real property described in Exhibit C.

      p) "Interest" shall mean interest applied at the Interest Rate calculated on the actual number of days elapsed from the day the Deposit was wired to Seller's account to the first to occur of (i) the Closing Date, or (ii) the date this Agreement is terminated; or as otherwise set forth with specificity in this Agreement, whichever is applicable.

      q) "Interest Rate"shall mean the lesser of the interest rate announced from time to time by the principal San Francisco, California office of Bank of America N.T.&S.A. as its prime rate or reference rate or the highest rate permitted by applicable law.

      r) "Knowledge of Buyer" shall mean to the actual knowledge of Mark Shires, Troy Valenzuela and Joan Demond.

      s)  "Knowledge of Seller" shall mean to the actual knowledge of B. Butler,
          W. J. Jasper, and D. T. Schlattman.

      t) "Line Fill" shall mean all of the Shipper-owned crude oil in the custody of CPL and held within the Pipeline Interests at the Effective Time.

      u)  "Material Defect" shall have the meaning set forth in Section 8(b).

      v) "Mesa Midland Header Lease Agreement" shall mean an agreement mutually acceptable to Seller and Buyer which shall include the following terms and conditions:

          (i) Seller will lease to Buyer up to 115,000 barrels per day capacity in Seller's undivided interest in the main header at the Mesa Midland Station in order to accommodate Buyer's deliveries from Buyer's tankage and leased tank working capacity at Mesa Midland Station to connecting carriers;

          (ii) The lease will have a twenty (20) year term with the option to extend on a year to year basis if both parties mutually so agree, and shall contain a Seller non-compete provision for the Mesa Midland pump-over service during the term of the lease;


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          (iii) There will be a $10.00 per year fee for the lease.

      w)  "Permitted Encumbrances" shall mean any of the following:

          (i) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

         (ii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil pipelines or interests therein, if the same are customarily obtained subsequent to such sale or conveyance, Seller has no reason to believe they cannot be obtained and failure to obtain will not interfere with or limit the operation or use of the Pipeline Interests by Buyer;

        (iii) easements, road-use agreements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, that do not materially interfere with Buyer's operation or use of the Property;

         (iv) zoning, planning and environmental laws to the extent valid and applicable to the Property;

          (v) liens of carriers, warehousemen, mechanics, workers, material suppliers or other providers of materials or services arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due.

      x) "Pipeline Interests" shall mean that portion of Seller's West Texas Pipeline System, as well as associated pumps, meters, valves, controls, cathodic protection equipment, tanks, and other fixtures, vehicles, equipment and tangible personal property used in or incidental to the operation and maintenance of the West Texas Pipeline System as more particularly described in Exhibit A attached hereto and made a part hereof.

      y) "Property" shall mean the Pipeline Interests, Right-of-Way Interests, Fee, Records, Transferable Contracts and Software License.

      z) "Prospective Employees" shall have that meaning set forth in Section 23(a)(i).

     aa)  "Purchase Price" shall have that meaning set forth in Section 3 (a).

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     bb)  "Real Property Interests" shall mean the Fee, the Right-of-Way
          Interests, and all other rights and interests in real property including, but not limited to the below-ground and above-ground Pipeline Interests which are classified as real property under Texas law.

     cc) "Records" shall mean all of Seller's files, records, information and materials relating to the ownership, operation or maintenance of the Pipeline Interests, Right-of-Way Interests, and Fee that are necessary for the current operation and maintenance of the Pipeline Interests and which Seller is not prohibited from transferring to Buyer by law or existing contractual relationship as more specifically set out in Exhibit "P".

     dd) "Remaining Employees" shall mean the Prospective Employees who do not become Affected Employees.

     ee) "Repair Liability" shall mean a defect in the Pipeline Interests which without repair would result in (i) the immediate inability to operate all or a part of the Pipeline Interests due to mechanical malfunction or lack of pipeline integrity, or (ii) the requirement to lower operating pressure unless and until a repair is affected, or (iii) the obligation to make a physical repair or modification to the system to achieve compliance with laws, rules or regulations and accepted industry standards governing oil pipeline and storage facilities.

     ff) "Right-of-Way Interests" shall mean all of those certain right-of-way interests in real property underlying the Pipeline Interests which interests are created by agreements, including but not limited to permits, franchises, easements, leases, licenses and other agreements, as more particularly described in Exhibit B attached hereto and made a part hereof.

     gg) "SCADA Lease" shall mean that six month lease under which Seller shall remotely operate the West Texas Pipeline System for Buyer which operation shall include but not be limited to coordination with Buyer's scheduling and oil movements personnel to implement scheduled and unscheduled receipts, deliveries, storage and use of the Pipeline Interests, the major responsibilities of which are set out in Exhibit "O" attached hereto.

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      hh)  "Seller Indemnitee" shall have that meaning set forth in Section 15
           (b).

      ii)  "Seller Liquidated Damages" shall have the meaning set forth in
           Section 16(a).

      jj) "Settlement Statement Accounting" shall mean a financial statement done as soon as reasonably practical but within one hundred twenty
           (120) days of Closing for the purpose of making a post closing adjustment to the Purchase Price for the following:

           i). a decrease in the Purchase Price to the extent that the value of the Linefill is less than the value shown in the shipper accounts due to discrepancies in quality or quantity resulting in a net loss to a shipper or shippers on the West Texas Pipeline System as more particularly set out in Section 2(b);

          ii). An increase in the Purchase Price if actual transfer taxes or other charges specified in Section 3(e)(i) are greater than the amount estimated or a decrease if less than the amount estimated;

         iii). An increase or a decrease to the Purchase Price for any tariff revenues collected by one party but attributable to the account of the other party; and

          iv). An increase or a decrease to the Purchase Price for any adjustments required by Section 32(a).

      kk) "Software License" shall mean a non-exclusive license to Buyer to use Seller's software nomination program and its archived and historical database for a period of 120 days from the Effective Date, at no cost to Buyer.

      ll) "Tank Capacity Lease Agreement" shall mean an agreement mutually acceptable to Seller and Buyer which shall include the following terms and conditions:

           (i) Seller will lease to Buyer up to 200,000 barrels of tank working capacity at the Mesa Midland Station. The tank working capacity leased to Buyer will be limited to 100,000 barrels each of common stream WTI and WTS;

          (ii) The volumes delivered to the Mesa Midland Station for storage shall be delivered out in the same calendar month as it was received;

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         (iii)  The lease will have a five (5) year term;

          (iv)  The fee for this lease shall be $10.00 per year.

      mm) "Transferable Contracts" shall mean all of Seller's licenses, permits, authorizations, contracts and agreements related to and necessary for the operation and maintenance of the Pipeline Interests which Seller is not prohibited from transferring to Buyer by law or existing contractual relationship, as more particularly set out in Exhibit H.

2.   PURCHASE AND SALE OF ASSETS

     a) Seller shall sell, assign, transfer, and convey to Buyer at Closing (as defined in Section 4, CLOSING) all of Seller's right, title, and interest in the following assets:

          i)  The Pipeline Interests;

         ii)  The Right of Way Interests;

        iii)  The Fee;

         iv)  The Easement;

          v) The Records, but not the files, records, information and materials relating to the Pipeline Interests that Seller is prohibited from transferring which are described in Exhibit "M" hereto;

         vi) The Transferable Contracts but not the contracts and agreements that are related to the operation and maintenance of the Pipeline Interests which Seller is prohibited by law or existing contractual relationship from transferring which are set out in Exhibit "L" hereto, or those Transferable Contracts identified by Buyer pursuant to written notice to Seller no later than ten (10) business days prior to Closing for which Buyer does not wish to receive an assignment.

        vii)  The Software License.

       viii)  The SCADA Lease.

     b) Seller shall transfer to Buyer at Closing custody of the Line Fill, along with all related Line Fill and Shipper accounting records. In the event the transferred crude oil does not conform in quantity and quality to Seller's shipper accounting records a post Closing adjustment shall be made to the Purchase Price and reflected in the Settlement Statement Accounting to be provided pursuant to Section 32(a)(ii). Notwithstanding the foregoing, no Purchase Price adjustment shall be made for the

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          West Coast Heavy Crude diverted in February, 1999 by Plains All
          American Pipeline, L.P.. to Seller's Tank Nos. 1644 and 1645 located at the Wink East Station resulting in the contamination of West Texas Sour ("WTS") in Seller's custody, for which Buyer shall assume all liability to the affected shippers. The Line Fill shall be measured and valued as follows: (i) Meter tickets will be pulled and tank volumes will be determined at the Effective Time; (ii) volumes will be corrected to a temperature of sixty degrees (60) Fahrenheit, less deductions for impurities, in accordance with the latest API/ASTM measurement standards, and at equilibrium vapor pressure; (iii) meter tickets reflecting all oil delivered out of the system through the first full month of operation shall be retained by Buyer. Any discrepancies that exist between the Line Fill transferred to Buyer's custody and that shown in shipper Line Fill accounts, except as specifically excepted above, that result in a net loss to a shipper or shippers will be valued at Platt's average spot prices for WTS or West Texas Intermediate ("WTI") if such loss is crude oil of WTS or WTI quality, and at a mutually agreed delivery price for West Coast Sour if such crude oil is of West Coast Sour quality, on the Effective Date.

3.   PURCHASE PRICE AND DEPOSIT

     a) Subject to Closing and post-Closing adjustments, the purchase price for the Property shall be Forty Million Five Hundred Thousand and No/100 Dollars ($40,500,000.00) (the "Purchase Price").

     b) Buyer shall deliver the Deposit to Seller's qualified exchange intermediary, Salix Equity Exchange, Inc. on the next business day following execution of this Agreement. The Deposit shall be paid in United States dollars in immediately available funds by wire transfer to the following wire instructions:

          Union Bank  of California, San Francisco, California
          ABA # 1220-0049-6
          Attn:  Domestic Custody
          Further Credit to Salix Equity Exchange, Inc., Ref. #1
          Client Account No. 250027150-01
          Attn:  Sue Kambara or Moon Lee (415) 296-6763

     c) Seller need not segregate the Deposit in a separate account, and shall not hold the Deposit in trust. If the Closing occurs, the principal amount of the Deposit together with Interest on the Deposit, shall be credited against the Purchase Price, as a Purchase Price adjustment.

     d) In the event that Closing does not occur and Seller is required to return the Deposit as provided for in this Agreement, Seller shall wire transfer the Deposit plus Interest (adjusted for Liquidated Damages if applicable) to Buyer no later than five (5) business days of demand by Buyer. The refunded amount shall be paid in United States dollars in immediately available funds by wire transfer to the credit of

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         Buyer, Account No. 560-96260 at BankBoston, N.A., Boston,
         Massachusetts, A.B.A. # 011000390.

     e) On the Closing Date, Buyer shall pay to Seller, according to Seller's wire instructions to be provided to Buyer at least five (5) business days prior to Closing, the balance of the Purchase Price, Thirty-four Million Five Hundred Thousand and No/100 Dollars ($34,500,000.00), plus

           (i) an increase in the Purchase Price equal to the estimated costs for any transfer taxes, sales and gross receipt taxes on the tangible personal property, and such other charges necessary to transfer the Property, if any, paid by Seller, plus

          (ii) a decrease for the amount of Interest accrued on the Deposit, plus

         (iii) a decrease for any loss of less than Five Hundred Thousand dollars ($500,000.00), in the aggregate, due to casualty or condemnation to the extent that Buyer does not receive proceeds from insurance or condemnation;

4.  CLOSING

     a) The closing of the transaction contemplated hereby ("Closing") shall occur when the Purchase Price is paid to Seller and the conveyancing instruments referred to in Section c) below are delivered to Buyer. Closing shall take place no later than 90 days from the Execution Date of this Agreement or the next business day following ten (10) days after Buyer and Seller have satisfied all of the conditions and received the governmental approvals contemplated by Section 25 herein, whichever is later (the "Closing Date"), unless mutually extended by both parties, and shall take place at 1400 Woodloch Forest Drive, The Woodlands, Texas 77380 or other location and date mutually agreed upon between the parties.

     b) If the Closing does not take place within one hundred twenty (120) days from the Execution Date for any reason then this Agreement shall terminate and neither party shall have any further obligation to the other party, except for the return of Buyer's Deposit with Interest and the payment of Liquidated Damages, if applicable.

     c) On the Closing Date, Seller shall take all such action and execute and deliver to Buyer the following:

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           i)  A Bill of Sale for conveyance of the Pipeline Interests which are tangible personal property and Records in its possession including Linefill and shipper accounting records in the form attached hereto as Exhibit D;

          ii) A Pipeline Deed And Assignment Of Right-of-Way Interests for conveyance of the real property Pipeline Interests and the Right-of-Way Interests in the form attached hereto as Exhibit E. Within said Pipeline Deed And Assignment Of Right-of-Way Interests Seller shall retain a non-exclusive license to enter upon any and all Real Property Interests conveyed to Buyer by the Pipeline Deed And Assignment Of Right-of-Way Interests for the purpose of performing its obligations under this Agreement;

         iii) A Corporation Grant Deed for the Fee in the form attached hereto as Exhibit F. Within said Corporation Grant Deed Seller shall retain a non-exclusive license to enter upon any and all Real Property Interests conveyed to Buyer by the Corporation Grant Deed for the purpose of performing its obligations under this Agreement;

          iv) An Easement to operate and maintain the Pipeline Interests on certain fee property that will not be included in the sale in the form attached hereto as Exhibit G; and

           v) An Assignment of the Transferred Contracts in the form attached hereto as Exhibit H.

          vi) A statement of estimated closing charges and accounting of funds received from Buyer, a copy of which shall be provided to Buyer ten (10) days prior to Closing.

         vii)  A non-exclusive Software License.

        viii) A title insurance policy covering the Fee, issued by a title company acceptable to both Seller and Buyer, in the face amount of the appraised value of the Fee and containing reasonable and customary exceptions to title, at Seller's sole cost and expense, or, at Seller's option, a General Warranty of Title from Seller which General Warranty shall be incorporated into the Corporation Grant Deed.

          ix)  The Mesa Midland Header Lease Agreement.

           x)  The Tank Capacity Lease Agreement.

          xi) An officer's certificate of Seller in a form reasonably satisfactory to Buyer to the effect that, to such officer's actual knowledge the representations,

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               warranties and limited warranties contained in Section 10 and
               Section 11 are true and correct in all material respects on the Closing Date.

     d) On the Closing Date Buyer shall execute and deliver to Seller an officer's certificate of Seller in a form reasonably satisfactory to Seller to the effect that, to such officer's actual knowledge the representations and warranties contained in Section 12 are true and correct in all material respects on the Closing Date.

     e) Buyer and Seller shall take all such action and execute and deliver such other documents as may be necessary to effectuate the transfer and assignment of the Property.

     f) Buyer shall be entitled to possession of the Property upon the Closing Date following payment of the Purchase Price as set forth in Section 3 (PURCHASE PRICE AND DEPOSIT) and Closing of the transaction.

5.   TITLE

     a) Other than as may be set forth in the Corporation Grant Deed, Seller makes no general warranties of title to the Real Property Interests it sells and agrees to sell only such interest or interests, if any, as it may own in the Real Property Interests. Buyer shall, at its own expense, conduct such examination of title as it deems appropriate and shall either accept title and proceed with the purchase or notify Seller of its intent to terminate this Agreement based on a Material Defect in title, pursuant to Section 8.

     b) The property files shall be made available as soon as practical and Buyer shall have sixty (60) days from the date that the property files which contain legal descriptions of the Real Property Interests listed on Exhibits "B" and "C" are made available to Buyer to conduct such title examination as it may desire and within which to confirm in writing its desire to terminate this Agreement based upon a Material Defect in title pursuant to Section 8. If no Material Defects exist but Curative Actions are required, Buyer shall provide Seller with written notice of the Real Property Interests requiring Curative Actions and upon Seller's request, Buyer shall also provide Seller with the results of any such examination of title including any title reports.

6.   RIGHT-OF-WAY INTERESTS

     a) Seller is the owner of certain Right-of-Way Interests in real property underlying the Pipeline Interests, but said Right-of-Way Interests may not underlie all of the Pipeline Interests. Seller shall grant to Buyer assignments of the Right-of-Way Interests subject to the aforementioned possible gaps.

     b) The Right-of-Way Interests being transferred to Buyer herein are more particularly described in Exhibit B hereto.

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     c)   Buyer acknowledges that it is receiving from Seller only the interest that Seller has in said Right-of-Way Interests and that Seller has not represented or warranted that it has an interest in the entire length of the real property underlying the Pipeline Interests, provided however, Seller shall take commercially reasonable and diligent steps, as more particularly set out in Section 6(e) and Section 8, to remedy spatial gaps where it has no property rights or undertake Curative Actions where Seller is not otherwise in compliance with the agreements creating the Right-of-Way Interests underlying the Pipeline Interests.

     d) Buyer and Seller acknowledge that the Right of Way Interests shown in Exhibit B may require consent of the landowner prior to assignment, and that Seller shall use commercially reasonable and diligent efforts to obtain all of said consents. Closing is contingent upon Seller either (i) obtaining the grantor's written consent to Seller's assignment of the right-of-way agreements set forth in Exhibit B, or
          (ii) Seller completing all required Curative Actions for the Right of Way Interests or (iii) Seller's and Buyer's agreement to proceed to Closing and the pursuit of Curative Actions after Closing, pursuant to
          Section 8.

     e) Seller shall use commercially reasonable and diligent efforts to obtain said consents or new or amended right-of-way agreements within 60 days from the day the property files specified in Section 5 (b) are tendered to Buyer. Any payment obligation imposed by any grantor, in order to gain consent, effect an assignment of the Right-of-Way Interests, to replace or amend an existing right-of-way agreement or related to other Curative Actions, will be paid by Seller at the time said payment obligations become due to each applicable grantor, subject, however, to the limitations set forth in Section 8(b).

7.   FEE PROPERTY

     In addition to the Right-of-Way Interests specified in Section 6 (RIGHT-OF-WAY INTERESTS), Seller or its affiliate is the owner of real property underlying the Pipeline Interests, some of which is not included in this sale. All the Fee property to be included in the sale is described on Exhibit "C." Seller shall grant or cause to be granted to Buyer, its successors and assigns, at no additional cost to Buyer an Easement for that portion of the Pipeline Interests that traverses property owned by Seller or affiliates of Seller which is excluded from the sale. The Easement shall be in the form as shown on Exhibit "G" to this Agreement.

8.   TERMINATION FOR MATERIAL DEFECT

     a) In the event that, thirty (30) days prior to Closing, the sum of the actual and good faith estimated cost to complete all Curative Actions undertaken by Seller or requested by Buyer is, in the aggregate, less than Five Hundred Thousand dollars ($500,000.00), Buyer and Seller shall be obligated to proceed to Closing and Seller

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

          shall be obligated, at Seller's expense, to complete all Curative Actions prior to Closing or as soon thereafter as is reasonably practical.

     b) In the event that the sum of the estimated and actual cost for Curative Actions undertaken by Seller or requested by Buyer, exceeds, in the aggregate, Five Hundred Thousand dollars ($500,000.00) such amount constituting a material defect ("Material Defect"), Seller or Buyer may elect to terminate this Agreement by notifying the other party in writing of its intent to terminate due to said Material Defect. If Seller elects to terminate this Agreement based upon such Material Defect, Buyer may, at its sole option, agree to be obligated for any and all further Curative Actions and Seller shall be obligated to proceed to Closing under the terms of this Agreement. If Seller and Buyer do not elect to terminate this Agreement based upon such Material Defect, Buyer shall be obligated to proceed with the purchase under the terms of this Agreement and Seller shall complete all Curative Action, at Seller's cost and expense, prior to Closing or as soon as practical thereafter or Seller may elect by written notice to Buyer to defer any and all Curative Actions in return for providing Buyer with indemnity for damages arising as a result of Seller's failure to complete the deferred Curative Actions. If Buyer elects to terminate this Agreement, or if Seller elects to terminate this Agreement and Buyer does not elect to be obligated for any and all further Curative Actions, this Agreement shall terminate. If this Agreement is terminated pursuant hereto the Deposit, with Interest, shall be returned to Buyer and neither party shall have any further obligation to the other party.

     c) For a period of five years from and after the Closing Date, should Buyer identify the need for Curative Action regarding the Right-of-Way Interests and said Curative Action would have been required to provide Buyer with good and defensible title on the Closing Date, Buyer shall notify Seller in writing of the nature and location of the condition requiring Curative Action. Seller, at Seller's sole cost and expense, shall diligently undertake the Curative Action as necessary to remedy such condition, or Seller shall provide Buyer with written notice of Seller's election to defer the Curative Action in return for Seller providing Buyer with indemnity for any and all damages, including punitive damages asserted by third parties, not a party to this Agreement, arising as a result of Seller's failure to complete the deferred Curative Actions. At the expiration of five years, except for those conditions for which Seller has received written notice from Buyer or for which Seller has undertaken to indemnify Buyer within the five year time period, Seller shall have no further obligation, duty or responsibility to perform Curative Actions or to indemnify Buyer.

      d) Buyer agrees to cooperate with Seller in furtherance of Seller's efforts to perform Curative Actions, including but not limited to, Buyer filing and pursuing condemnation actions when reasonably requested by Seller and at Seller's cost. Subject to the limitations set forth above in Section 8(c), Seller shall hold Buyer harmless from and against any and all costs, expenses, demands, damages or causes of action resulting from or related to (i) Seller's failure to have Right-of-Way

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

          Interests underlying the Pipeline Interests, (ii) the presence of spatial gaps in the Right-of-Way Interests, (iii) Seller's failure to comply with the agreements creating the Right-of-Way Interests, or
          (iv) Seller's Curative Actions.

     e) Seller may not defer Curative Actions under Section 8(b) and 8(c) if such deferral would result in loss of the right to utilize the Pipeline Interest on the property for which Curative Actions have been requested.

9.   DAMAGE OR CONDEMNATION PRIOR TO CLOSING

     Seller shall promptly notify Buyer of any casualty to the Property or any condemnation proceeding commenced prior to the Closing. If any such damage or proceeding relates to or may result in the loss of any material portion of the Property ("material" shall mean in excess of Five Hundred Thousand Dollars [$500,000.00] in value), Buyer may, at its option, elect to (a) terminate this Agreement, in which event Seller shall refund the Deposit with Interest, and neither party shall have any further rights or obligations hereunder, or (b) with regard to condemnation, continue the Agreement in effect, in which event upon the Closing, Buyer shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding whether payment is made before or after Closing or (c) with regard to casualty, Buyer shall be entitled to either the insurance proceeds or other payment resulting from such casualty or a reduction in the Purchase Price by the amount required to restore the property to the condition that existed prior to the casualty loss. To the extent that the parties cannot agree to the cost to restore the property, the parties shall mutually agree to a third party appraiser who shall render an appraisal of the cost to restore the property which appraisal shall be conclusive and binding for all purposes. If Buyer elects to terminate this Agreement based upon such loss, Seller may at its option repair or replace such Property to substantially the same condition as existed prior to such loss within thirty (30) days after receipt of Buyer's election to terminate, and if such cures are effected, Buyer shall be obligated to proceed with the purchase under the terms of this Agreement without a right to compensation or payment and without a Purchase Price adjustment. If Seller does not elect to cure or, elects to cure but such cure cannot be affected within thirty (30) days, and Buyer does not elect to proceed with the purchase of the Property due to the damage to or loss of the Property through casualty or condemnation proceedings, this Agreement shall terminate. In the event of casualty or condemnation that does not result in a material loss of Property, Seller shall not be obligated to repair or replace the Property and Buyer shall not have the right to terminate, provided however, Seller shall compensate Buyer to the extent that it receives insurance proceeds or a condemnation award, or, if not compensated or not fully compensated, such damage or loss shall be a Purchase Price Adjustment.

10.  SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer as follows:

     a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as it is now being conducted.

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

     b) Seller has the corporate power and authority to make and carry out this Agreement and to be bound by any and all terms and conditions hereof. All necessary corporate action on the part of Seller required for the authorization, the execution and delivery of this Agreement and the consummation of the transactions provided for herein has been duly taken.

     c) Seller is not a "foreign person" as such term is used in Section 1445 of the Internal Revenue Code ("IRC 1445").

     d) Seller is qualified to do business and is in good standing in the State of Texas.

     e) Except as disclosed to Buyer in the attached Exhibit "K", as it may be amended from time to time up to the Closing Date, there are no threatened or pending claims, demands, suits or other legal proceedings including governmental and administrative actions related to the ownership, design, use, operation or maintenance of the Property or the transactions contemplated by this Agreement.

11.  SELLER'S ADDITIONAL REPRESENTATIONS AND LIMITED WARRANTY

     Seller represents and warrants to Buyer to the extent, but only to the extent set forth below in Section 11(m), as follows:

     a) Except as disclosed to Buyer in the attached Exhibit "K", as it may be amended from time to time up to the Closing Date, the agreements creating the Right-of-Way Interests are in full force and effect, there are no material defaults by Seller or events that with notice or the lapse of time, or both, would constitute a material default of said agreements by Seller; and Seller has not received any notice to either remove or relocate any part of the Pipeline Interest or that any party to any of the agreements creating the Right-of-Way Interests intends to terminate such agreement.

     b) Except as disclosed to Buyer in the attached Exhibit "K", as it may be amended from time to time up to the Closing Date, the Transferable Contracts are transferable and in full force and effect. There are no material defaults by Seller under the Transferable Contracts, or events that with notice or the lapse of time, or both, would constitute a material default of the Transferable Contracts by Seller; and Seller has not received any notice that any party to any of the Transferable Contracts intends to terminate such agreement.

     c) Except as disclosed to Buyer in the attached Exhibit "K", as it may be amended from time to time up to the Closing Date, Seller has good and defensible title to the Real Property Interests; Seller has not conveyed any right, title or interest in the Property to any third party; the Property owned by Seller is free and clear of

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

         mortgages, mechanics' liens and other forms of security interests securing the financial obligations of Seller, or that are Permitted Encumbrances; or, if such liens exist, they have been bonded or secured against.

     d) Except as disclosed to Buyer in the Attached Exhibit "K", as it may be amended from time to time up to the Closing Date, on the Closing Date the Property is not considered a "wetland" or located in a "flood zone", to the Knowledge of Seller, does not contain naturally occurring Radioactive Material ("NORM") as defined in Section 13(d).

     e) Except as disclosed to Buyer in the Attached Exhibit "K", as it may be amended from time to time up to the Closing Date, the assets that are currently utilized in the operation of the Pipeline Interests, all of which are included in Exhibit "A", are in working order and serviceable condition on the Closing Date.

     f) As of the Execution Date of this Agreement Seller has conducted Year 2000 compliance tests for Programmable Logic Control's ("PLC's") and Human/Machine Interfaces ("HMI's") as listed in Exhibit "N". As a result of said compliance tests the following equipment was found to be non-compliant: (1) Wonderware HMI at Keystone Station (Serial Number 73279), (2) Wonderware HMI at Monahans Station (Serial Number 71264),
         (3) RTMS HMI for the Crane Crude System. Seller will replace or modify the aforementioned non-compliant equipment prior to the Closing Date of this Agreement. To the Knowledge of Seller, Seller has disclosed to Buyer all known material Year 2000 issues related to the Property.

     g) Except as disclosed to Buyer in the Attached Exhibit "K", as it may be amended from time to time up to the Closing Date, none of the records or contracts which Seller is prohibited from transferring and which are more particularly set out in Exhibits "L" and "M" are reasonably necessary for the operation or maintenance of the Property.

     h) As of the Closing Date the Pipeline Interests have only been utilized for oil gathering and oil transportation services with the exception of the following :

         i) A portion of the Keystone to Wink pipeline was previously used to transport butane to a gas plant in Kermit;

        ii) A portion of the Wickett gathering system was previously in natural gas service.

     i) Except as disclosed to Buyer in Exhibit "K", as it may be amended from time to time up to the Closing Date, Seller's operation of the Property is in substantial compliance with all federal, state and local statutes, laws, ordinances, regulations, rules, judgements, orders and decrees.

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

     j) Except as disclosed to Buyer in Exhibit "K", as it may be amended from time to time up to the Closing Date, Seller is in substantial compliance with all permits, licenses and other authorizations reasonably necessary to the operation of the Pipeline Interests and that such permits, licenses and authorizations are transferable to Buyer.

     k) Except as disclosed to Buyer in Exhibit "K", as it may be amended from time to time up to the Closing Date, Seller is in substantial compliance with all Environmental Laws and all health and safety laws, rules and regulations regarding the Property; Seller is not subject to any pending or threatened enforcement action or investigations regarding the Property; there are to the Knowledge of Seller no material Environmental Liabilities on or related to the Property; and, with the exception of attorney work product or documents subject to attorney client privilege (but not the underlying factual information and data), Seller has made available to Buyer all of the files, records and documents in its possession regarding the environmental condition of the Property.

     l) Except as specifically set forth in this Agreement, Seller makes no representation or warranty whatsoever as to operative or proposed governmental laws and regulations (including, but not limited to, zoning, environmental, and land use laws and regulations) to which the Property may be subject. Buyer acknowledges that Buyer has entered into this Agreement on the basis of Buyer's own review and investigation of the applicability and effect of such laws and regulations and except for the representations and warranties of Seller set forth in this Agreement, that Buyer assumes the risk that adverse matters may not have been revealed by Buyer's investigation.

     m) IF SUBSEQUENT TO THE CLOSING DATE, BUT PRIOR TO FIVE (5) YEARS AFTER THE CLOSING DATE, BUYER BECOMES AWARE OF FACTS THAT CONTRADICT THE SELLER'S REPRESENTATIONS AND LIMITED WARRANTIES AS SET FORTH ABOVE IN THIS SECTION 11, SUCH THAT SELLER'S REPRESENTATION OR LIMITED WARRANTY IS NO LONGER TRUE OR CORRECT IN ALL MATERIAL RESPECTS CONSTITUTING A MISREPRESENTATION, SELLER SHALL REIMBURSE TO BUYER THE ACTUAL COSTS OR DAMAGES INCURRED BY BUYER TO CORRECT THE FACTORS UNDERLYING THE MISREPRESENTATION BY SELLER WHICH EXCEED IN THE AGGREGATE TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) (THE AGGREGATE OF COSTS AND DAMAGES UP TO $250,000.00 SHALL BE BUYER'S RESPONSIBILITY) AND UP TO, BUT NOT TO EXCEED, A TOTAL AGGREGATE COST TO SELLER OF FIVE MILLION DOLLARS ($5,000,000.00). ANY COSTS AND DAMAGES INCURRED BY BUYER WHICH EXCEED FIVE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($5,250,000.00) SHALL BE THE RESPONSIBILITY OF BUYER. THE FOREGOING PAYMENTS TO

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

         BE MADE BY SELLER TO BUYER SHALL CONSTITUTE BUYER'S SOLE REMEDY AS AGAINST SELLER FOR MISREPRESENTATIONS, WHETHER MATERIAL OR IMMATERIAL, MADE BY SELLER PURSUANT TO THIS SECTION 11. NOTWITHSTANDING THE FOREGOING, THIS PROVISION DOES NOT APPLY TO THE BREACH OF SECTIONS 11(i) OR 11(j) TO THE EXTENT THAT NONCOMPLIANCE CREATES AN ENVIRONMENTAL LIABILITY, OR SECTION 11(k), THE REMEDIES FOR ALL WHICH ARE GOVERNED BY SECTION 18(a), OR TO BREACHES UNDER SECTIONS 11(a) AND
         (c) WHICH ARE GOVERNED BY SECTION 8.

12.  BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to Seller the following:

     a) Buyer is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers to carry on its business as it is now being conducted.

     b) Buyer has the power and authority to make and carry out this Agreement and to be bound by any and all terms and conditions hereof. All necessary partnership action on the part of Buyer required for the authorization of the transaction provided for herein has been duly taken.

     c)  Buyer is qualified to do business in the State of Texas.

     d) Buyer is not a "foreign person" as such term is used in Section 1445 of the Internal Revenue Code ("IRC 1445").

     e) Buyer or the affiliate of Buyer to whom this Agreement is assigned under Section 32(b), whichever closes the transaction contemplated by this Agreement, has sufficient financial resources to pay the Purchase Price that are not contingent and to fulfill its obligations as specified in this Agreement.

     f) Buyer is and has been since its inception engaged primarily in the business of transporting oil and owning interests in and operating oil pipelines.

     g) Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Property and the value thereof. Buyer is aware of the risks and uncertainties of an investment in oil pipelines. Nothing contained in the foregoing provisions of this paragraph however shall change the substance of or the effect of the representations, warranties and limited warranties of Seller set forth in this Agreement.

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

     h) Buyer has disclosed to Seller in writing any and all material matters, discovered by Buyer prior to Closing Date, or of which Buyer has otherwise acquired knowledge prior to Closing, which should have been disclosed as an amendment to Exhibit "K", but has not been so disclosed, at least ten (10) days prior to the Closing Date or immediately upon Knowledge of Buyer of such matter if it becomes known or discovered by Buyer subsequent to the ten (10) days before the Closing Date.

13.  BUYER'S INVESTIGATION AND RIGHT TO CANCEL

     a) Subject to the provisions of Section 15 (BUYER'S RIGHT OF ENTRY) of this Agreement, Buyer may, at its option, conduct physical inspections and health, environmental and safety evaluations of the Property (the "HES Evaluation"), solely for the purpose of Buyer's verification of the operational and physical integrity, health, environmental and safety condition of the Property. If the HES Evaluation discloses conditions that are likely to result in Repair Liabilities or Environmental Liabilities which are of a nature that requires repair or cleanup and are of such a substantial magnitude as to warrant a cost of repair or cleanup in the aggregate in excess of One Million Dollars ($1,000,000.00), then Buyer may elect to cancel this Agreement by providing Seller with a copy of the HES Evaluation together with written notice of such election no later than the later of ten (10) days after Seller is presented the internal inspection results in
         Section 15 (a) or ninety (90) days after the Execution Date of this Agreement. In no case shall Buyer be entitled to avail itself of an option to cancel this Agreement under the provisions of this Section 13 if Buyer is indemnified for the costs of the repair or cleanup or otherwise not obligated to incur the costs. Should Buyer terminate this Agreement pursuant to this Section, Seller shall refund the Deposit with Interest, as well as the reasonable costs associated with Buyer's discovery of the Repair Liability or the Environmental Liability, and neither party shall have any further rights or obligations hereunder.

     b) Any Repair Liability or Environmental Liability not known to Seller which Buyer discovers during its investigation under this Section, shall be disclosed in writing to Seller prior to Closing. If such Repair Liability or Environmental Liability discovered by Buyer are of a nature that requires repair or cleanup and are of such a substantial magnitude as to warrant a cost of repair or cleanup in the aggregate in excess of One Million Dollars ($1,000,000.00), Seller, in its sole discretion, may elect to terminate this Agreement, prior to Closing and within twenty (20) days of receipt of the above disclosure from Buyer. In no case shall Seller be entitled to avail itself of an option to cancel this Agreement under the provisions of this Section 13 if the Repair Liability or Environmental Liability were known to Seller on or before the Execution Date of this Agreement, if Seller is indemnified for such costs or otherwise not obligated to incur the costs, or if Buyer has agreed to assume responsibility for the repair or cleanup. Should Seller terminate this Agreement pursuant to this Section, Seller shall immediately refund Buyer's Deposit with Interest and the reasonable costs associated with Buyer's discovery of the Repair

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

         Liability or Environmental Liability, and neither party shall have any further rights or obligations hereunder.

     c) Buyer acknowledges that (i) Buyer at Closing will acquire the Property on the basis of it's own investigation of the physical condition of the Property and assumes the risk that adverse conditions outside the scope of Seller's representations, warranties, limited warranties and indemnities set forth in this Agreement may not be revealed by Buyer's own investigation, (ii) EXCEPT FOR AND TO THE EXTENT THAT MATTERS ARE ADDRESSED IN SELLER'S REPRESENTATIONS, WARRANTIES, LIMITED WARRANTIES, AND INDEMNITIES, BUYER IS ACQUIRING THE PROPERTY "AS IS WHERE IS," "WITH ALL FAULTS" AND WITHOUT WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE AND WITHOUT ANY WARRANTIES EXPRESS OR IMPLIED WHICH EXTEND BEYOND THE FACE OF THIS AGREEMENT, AND (iii) EACH PARTY'S REMEDIES AGAINST THE OTHER AND LIABILITIES TO THE OTHER FOR CONDITIONS ASSOCIATED WITH THE TRANSFERRED PROPERTY ARE LIMITED TO THOSE PROVIDED IN THIS AGREEMENT.

     d)  Buyer acknowledges that Seller has informed Buyer that the Property:
         (i) could contain asbestos or other hazardous material as established by the Environmental Protection Agency, Department of Environmental Quality, or other governmental agencies; (ii) might contain petroleum products; (iii) might contain Naturally Occurring Radioactive Material ("NORM"); (iv) might be considered as a "Wetland" as defined in the "Federal Manual for Determining Jurisdictional Wetland" or by some other governmental rules or regulations; (v) may be located in a "Flood Zone" as defined by the U.S. FEMA Mapping System or other governmental agencies; and therefore, Buyer waives any present or future claim or cause of action against Seller arising from the conditions discussed herein, other than as may be provided in Section 11(m) or Section 17 and Section 18. This provision shall survive the Closing.

     e) On the Closing Date, Buyer shall assume all risk that the Property may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by Buyer's investigation other than as may be provided in
         Section 11(m) or Section 17 and Section 18. This provision shall survive the Closing.

     f) On the Closing Date, all responsibility and liability related to disposal, spills, leaks, waste, or contamination on and below the Property shall be transferred from Seller to Buyer subject to Section 17 and Section 18. This provision shall survive the Closing.

     g) Except as disclosed to Buyer in Section 11 (f) herein, Buyer expressly acknowledges and agrees that: (1) Seller either has not assessed, or, if it has

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

         assessed, has not (or may not have or not fully have) modified, replaced or otherwise remediated the Property being sold, including any components thereof or systems related thereto or embedded therein, to determine whether they are Year 2000 or Date Compliant, as defined herein. (2) IF ANY PORTION OF THE PROPERTY IS NOT YEAR 2000 OR DATE COMPLIANT, ITS ABILITY TO FUNCTION OR OPERATE MAY BE AFFECTED, WITH A RESULTING ADVERSE EFFECT ON BUYER'S BUSINESS. (3) As between Buyer and Seller only, Buyer assumes and releases Seller from any costs, expenses or losses incurred by Buyer arising from the Year 2000 or Date Compliance status of the Property or any portion thereof other than that for which a disclosure was made or for which a disclosure should have been made in Section 11(f) and Seller shall have no liability whatsoever for any costs, expenses, losses, damages, or problems Buyer may incur or encounter arising from or associated in any way with the Year 2000 or Date Compliance status of the Property or any portion thereof. Buyer shall not release and indemnify Seller from costs, expenses claims, damages or liabilities asserted by parties other than the Buyer or Seller except to the extent that such costs, expenses, claims, damages or liabilities are caused by the negligence of Buyer.
         (4) Any disclosures other than contained in Section 11 (f) made by Seller as to Year 2000 or Date Compliance (including but not limited to disclosures as to Seller's or a manufacturer's/supplier's assessments, inventories, testing, modification, replacement, etc.), whether made orally or in writing, and whether made before or after execution of this Agreement, are Year 2000 Readiness Disclosures, are for informational purposes only and SUCH DISCLOSURES DO NOT AND SHALL NOT CREATE, AND SHALL NOT BE CONSTRUED TO CREATE, ANY EXPRESS OR IMPLIED WARRANTIES ON THE PART OF SELLER, AND SELLER EXPRESSLY DISCLAIMS ANY SUCH EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. (5) "Year 2000 or Date Compliant" means the Property and its component parts would: (i) Correctly process date information before, on and after January 1, 2000 and in connection with the transition from the year 1999 to the year 2000. This would include accepting date input, providing date output, and performing calculations and comparisons on dates or portions of dates. Date interpretation would be correct for all valid date values within the applicable domain; (ii) function accurately and without interruption before and after January 1, 2000 through January 1, 2005 without any change in operations associated with the advent of the new century; (iii) respond to two-digit input in a way that would resolve the ambiguity as to the century in a disclosed, defined, and predetermined manner and interfacing software would make the same century assumptions when processing the two-digit years; (iv) process the Year 2000 as a leap year; (v) correctly handle date fields containing non-date information and correctly handle a date held in a non-date field; and (vi) correctly process any date with a year specified as "99" and "00", regardless of other subjective meanings attached to these values.

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

14.  SELLER'S INVESTIGATION AND RIGHT TO CANCEL

     Seller may, at its option, conduct an environmental, health and safety evaluation of the Property solely for Seller's use and information, to be completed no later than twenty (20) days before Closing. If, in Seller's good faith opinion, the evaluation results are unacceptable to Seller, then Seller may elect to cancel this Agreement by providing Buyer with written notice of such election no later than ten (10) days before Closing. Seller shall provide Buyer with access to the results of any evaluation. Within ten (10) business days of receipt of said written notice Buyer may elect to have Seller proceed to Closing provided Buyer has agreed in writing to be responsible for remediation of the Environmental Liabilities which were unacceptable to Seller. If Buyer does not elect to proceed to Closing as set forth above and Seller elects to terminate this Agreement pursuant to this Section, Seller shall refund the Deposit with Interest and shall reimburse Buyer for its reasonable cost for due diligence activity from the Execution Date until termination and neither party shall have any further rights or obligations hereunder.

15.  BUYER'S RIGHT OF ENTRY

     a) Seller hereby grants to Buyer, its agents, representatives, engineers and surveyors, immediately upon execution of this Agreement by the parties and upon reasonable notice to Seller, the right at Buyer's sole risk to enter onto the Real Property Interests from time to time for the purposes of inspection of the Property, including but not limited to both internal and external inspection, evaluation and appraisal of the Pipeline Interests. Such persons shall have the right to make surveys, soils tests and such other tests as Buyer shall deem desirable. If Buyer plans to perform any excavation, take soil samples or conduct other activities on the Real Property Interests which may affect Seller's pipeline operations, or impact Seller's rights-of-way, Buyer shall provide Seller with written notification of such plans and shall obtain Seller's written approval, which approval shall not be unreasonably withheld or delayed, and shall secure all necessary regulatory approvals prior to conducting any such activities. Buyer shall restore the Property to its condition existing prior to Buyer's operations or activities upon the Property pursuant hereto, including repairs or maintenance as such are required as a result of Buyer's operations or activities. If Buyer elects to perform internal pipe inspections, such inspections shall be undertaken as soon as reasonably practical after Buyer obtains the consent of Seller. Buyer shall provide Seller with the results of the internal pipe inspections and both Buyer and Seller shall have at least ten (10) business days to review such results prior to Closing. If Seller fails to grant approval of Buyer activities that are accepted practices in the pipeline industry to assess pipe and tank integrity, equipment functionality other potential Repair Liability and potential Environmental Liability related to the Property within a reasonable period of time after Seller's receipt of Buyer's notification as set forth above, Buyer may terminate this Agreement and Seller shall immediately refund Buyer's Deposit with Interest.

     b) BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER, CHEVRON CORPORATION, ITS AND THEIR SUBSIDIARIES AND

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

         AFFILIATES, INCLUDING BUT NOT LIMITED TO ITS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE "SELLER INDEMNITEES") FOR INJURY TO OR DEATH OF ANY PERSONS OR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE EXERCISE OF RIGHTS GRANTED TO BUYER BY THIS SECTION OR THE ACTIVITIES PERFORMED PURSUANT TO THIS SECTION BY BUYER OR ITS EMPLOYEES OR AGENTS ON THE PROPERTY.

     c) BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING REASONABLE ATTORNEYS' FEES, WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH RIGHTS GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO SAMPLINGS, STUDIES OR SURVEYS THAT BUYER MAY CONDUCT WITH RESPECT TO THE PROPERTY PURSUANT TO THIS SECTION, OR (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE PROPERTY AS A RESULT OF SUCH EXERCISE OF THE RIGHTS GRANTED HEREUNDER OR ACTIVITIES CONDUCTED PURSUANT TO THIS SECTION. SUCH INDEMNITY SHALL APPLY WHETHER OR NOT A SELLER INDEMNITEE WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY, OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON ONE OR MORE OF THE SELLER INDEMNITEES. THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT THAT IT IS VOID OR OTHERWISE UNENFORCEABLE UNDER APPLICABLE LAW IN EFFECT ON OR VALIDLY RETROACTIVE TO THE EXECUTION DATE OF THIS AGREEMENT AND SHALL NOT APPLY WHERE SUCH LOSS, COST, DAMAGE, INJURY, LIABILITY OR CLAIM IS THE RESULT OF THE SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEES. THE FOREGOING OBLIGATION OF INDEMNITY SHALL SURVIVE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY TERMINATION OF THIS AGREEMENT PRIOR TO THE CLOSING.

16.  LIQUIDATED DAMAGES

     a) IF THE PURCHASE AND SALE OF THE PROPERTY IS NOT CLOSED AS CONTEMPLATED HEREIN BY REASON OF ANY BREACH OR DEFAULT OR FAILURE TO PROCEED BY BUYER, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 5 (TITLE), 6 (RIGHT-OF-WAY INTERESTS), 8 (TERMINATION FOR MATERIAL DEFECT), 9 (DAMAGE OR CONDEMNATION PRIOR TO CLOSING), 13 (BUYER'S

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

         INVESTIGATION AND RIGHT TO CANCEL), 14(SELLER'S INVESTIGATION AND RIGHT TO CANCEL), 15 (BUYER'S RIGHT OF ENTRY), 25 (GOVERNMENT CONSENTS), 27 (FORCE MAJEURE), 31 (CONDITIONS PRECEDENT TO CLOSING), OR BREACH, DEFAULT OR FAILURE TO PROCEED ON THE PART OF SELLER, THEN SELLER SHALL RETAIN ONE MILLION DOLLARS ($1,000,000.00) OF THE DEPOSIT WITH INTEREST THEREON AS LIQUIDATED DAMAGES IN LIEU OF ALL OTHER DAMAGES (AND AS SELLER'S SOLE REMEDY IN SUCH EVENT) ("SELLER LIQUIDATED DAMAGES"). ADDITIONALLY. SELLER SHALL RETURN TO BUYER THE REMAINDER OF THE DEPOSIT AND THE REMAINING INTEREST THEREON.

     b) IF THE PURCHASE AND SALE OF THE PROPERTY IS NOT CLOSED AS CONTEMPLATED HEREIN BY REASON OF ANY BREACH OR DEFAULT OR FAILURE TO PROCEED BY SELLER, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 6 (RIGHT-OF-WAY INTERESTS), 8 (TERMINATION FOR MATERIAL DEFECT), 9 (DAMAGE OR CONDEMNATION PRIOR TO CLOSING), 13 (BUYER'S INVESTIGATION AND RIGHT TO CANCEL), 14 (SELLER'S INVESTIGATION AND RIGHT TO CANCEL), 25 (GOVERNMENT CONSENTS), 27 (FORCE MAJEURE), 31 (CONDITIONS PRECEDENT TO CLOSING), OR BREACH, DEFAULT OR FAILURE TO PROCEED ON THE PART OF BUYER, THEN IN ADDITION TO THE RETURN OF BUYER'S DEPOSIT WITH INTEREST, SELLER SHALL PAY TO BUYER ONE MILLION DOLLARS ($1,000,000.00) WITH INTEREST FROM THE EXECUTION DATE AS LIQUIDATED DAMAGES IN LIEU OF ALL OTHER DAMAGES (AND AS BUYER'S SOLE REMEDY IN SUCH EVENT) ("BUYER LIQUIDATED DAMAGES").

     c) The parties agree that Seller will be entitled to the Seller Liquidated Damages defined above in consideration of Seller holding the Property off the market and the resulting inability of Seller to seek other buyers during that period and that Buyer shall be entitled to the Buyer Liquidated Damages defined above in consideration of Buyer forgoing other business opportunities during that period. In addition, Buyer and Seller acknowledge that they have made good faith reasonable efforts to determine what damages would be in the event of a default by either and they have been unable to arrive at any meaningful formula or measure of damages for default. The parties hereby acknowledge that the extent of damages to either party occasioned by such breach or default or failure to proceed by the other would be impossible or extremely impracticable to ascertain and that the amount of the Seller and Buyer Liquidated Damages are a fair and reasonable estimate of such damages under the circumstances.

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

     d) By initialing or signing where indicated below, the parties specifically approve these liquidated damages provisions.

          ________________                 __________________
          SELLER                           BUYER
          Chevron Pipe Line Company        Plains Marketing, L.P.
                                           By its General Partner
                                           Plains All American Inc.

17.  INDEMNITY AND ASSUMPTION OF OBLIGATIONS

     a) BUYER SHALL ASSUME FULL RESPONSIBILITY FOR THE PROPERTY AS OF THE EFFECTIVE DATE INCLUDING, BUT NOT LIMITED TO, ALL PIPELINE OPERATIONS, RIGHT-OF-WAY PAYMENTS AND ALL ACCOUNTING AND REPORTING THEREOF AND SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE AND EXPENSE, (INCLUDING ATTORNEYS' FEES AND EXPENSES) AND CAUSES OF ACTION ARISING WITH RESPECT TO THE PROPERTY RELATED TO EVENTS OR CONDITIONS OCCURRING ON OR SUBSEQUENT TO THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN
         SECTION 15(C) AND SECTION 18 (A) OR AS OTHERWISE AGREED TO BY THE PARTIES PURSUANT TO SECTION 8 (B), SECTION 9, SECTION 13 (B), OR
         SECTION 14, SELLER SHALL RETAIN FULL RESPONSIBILITY FOR THE PROPERTY PRIOR TO THE EFFECTIVE DATE INCLUDING, BUT NOT LIMITED TO, ALL PIPELINE OPERATIONS, RIGHT-OF-WAY PAYMENTS AND ALL ACCOUNTING AND REPORTING THEREOF AND SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND BUYER ITS PARENT, PARTNERS, SUBSIDIARIES, AFFILIATED COMPANIES AND THEIR OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND AGENTS ("BUYER INDEMNITEES") FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE AND EXPENSE, (INCLUDING ATTORNEY'S FEE AND EXPENSES) AND CAUSES OF ACTION ARISING WITH RESPECT TO THE PROPERTY RELATED TO EVENTS OR CONDITIONS OCCURRING BEFORE THE EFFECTIVE DATE HEREIN.

     b) BUYER SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE AND EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, ASSERTED AGAINST SELLER BY ANY PERSON OTHER THAN SELLER INDEMINITEES FOR (I) PERSONAL INJURY OR DEATH, OR FOR LOSS OF OR DAMAGE TO PROPERTY, ARISING FROM EVENTS OR CONDITIONS OCCURRING ON OR CONNECTED WITH THE PROPERTY, ON OR SUBSEQUENT TO THE EFFECTIVE DATE

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

         HEREIN, OR (ii) BREACH OF ANY REPRESENTATION OR WARRANTY OF BUYER SET FORTH IN SECTION 12. EXCEPT AS OTHERWISE PROVIDED IN SECTION 15(C) AND
         SECTION 18 (A) OR AS OTHERWISE AGREED TO BY THE PARTIES PURSUANT TO
         SECTION 8 (B), SECTION 9, SECTION 13 (B) OR SECTION 14, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE AND EXPENSE, INCLUDING REASONABLE ATTORNEY'S FEES, ASSERTED AGAINST BUYER BY ANY PERSON OTHER THAN BUYER INDEMINITEES FOR (i) PERSONAL INJURY OR DEATH, OR FOR LOSS OF OR DAMAGE TO PROPERTY ARISING FROM EVENTS OR CONDITIONS OCCURRING ON OR CONNECTED WITH THE PROPERTY PRIOR TO THE EFFECTIVE DATE HEREIN, OR, (ii) BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN SECTION 10.

     c) THE INDEMNITIES CONTAINED IN THIS SECTION 17 SHALL NOT APPLY TO THE EXTENT THAT THEY ARE VOID OR OTHERWISE UNENFORCEABLE UNDER APPLICABLE LAW IN EFFECT ON OR VALIDLY RETROACTIVE TO THE EXECUTION DATE OF THIS AGREEMENT, AND SHALL NOT APPLY WHERE SUCH LOSS, DAMAGE, INJURY, LIABILITY OR CLAIM IS THE RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE AFTER CLOSING.

     d) THESE OBLIGATIONS TO INDEMNIFY SHALL SURVIVE THE CLOSING AND THE DELIVERY OF THE DEED AND ASSIGNMENT, PURSUANT TO THIS AGREEMENT, AND SHALL REMAIN ENFORCEABLE THEREAFTER.

18.  INDEMNITY AND ASSUMPTION OF ENVIRONMENTAL RISKS

     a) BUYER SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE AND EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, FOR CLAIMS ASSERTED AGAINST SELLER FOR ANY ENVIRONMENTAL LIABILITIES WHICH ARISE OR ARE FIRST ASSERTED ON OR AFTER THE EFFECTIVE DATE BUT ARE ATTRIBUTABLE TO EVENTS THAT OCCURRED OR CONDITIONS THAT EXISTED PRIOR TO THE EFFECTIVE DATE, REGARDLESS OF PAST CONTRIBUTION OR GENERATION BY SELLER. SUCH INDEMNITY SHALL APPLY WHETHER OR NOT SELLER WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY, OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON SELLER. THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT

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

         THAT IT IS VOID OR OTHERWISE UNENFORCEABLE UNDER APPLICABLE LAW IN EFFECT ON OR VALIDLY RETROACTIVE TO THE EFFECTIVE DATE OF THIS AGREEMENT, AND SHALL NOT APPLY WHERE SUCH LOSS, DAMAGE, INJURY, LIABILITY OR CLAIM IS THE RESULT OF THE WILLFUL MISCONDUCT OF SELLER OR WHERE THE ENVIRONMENTAL LIABILITY WAS KNOWN TO SELLER PRIOR TO THE EFFECTIVE DATE. PROVIDED HOWEVER, FOR A PERIOD OF THREE YEARS FROM THE EFFECTIVE DATE, FOR ENVIRONMENTAL LIABILITIES DISCOVERED OR ARISING AFTER THE EFFECTIVE DATE BUT ATTRIBUTABLE TO EVENTS THAT OCCURRED OR CONDITIONS THAT EXISTED PRIOR TO THE EFFECTIVE DATE, BUYER SHALL BE RESPONSIBLE FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST THE FIRST ONE MILLION DOLLARS ($1,000,000.00) OF ENVIRONMENTAL LIABILITY, IN THE AGGREGATE. SELLER SHALL BE RESPONSIBLE FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER FROM AND AGAINST ALL ENVIRONMENTAL LIABILITY DISCOVERED OR ARISING AFTER THE EFFECTIVE DATE BUT ATTRIBUTABLE TO EVENTS THAT OCCURRED OR CONDITIONS THAT EXISTED PRIOR TO THE EFFECTIVE DATE, BUT ONLY TO THE EXTENT THAT THE ENVIRONMENTAL LIABILITY EXCEEDS ONE MILLION DOLLARS ($1,000,000.00) IN THE AGGREGATE. SELLER SHALL REMAIN RESPONSIBLE AND INDEMNIFY BUYER HEREUNDER FOR SUCH ENVIRONMENTAL LIABILITY REGARDLESS OF WHETHER LOSSES, COSTS AND EXPENSES CONTINUE TO BE INCURRED BEYOND THE THREE YEAR PERIOD. SELLER SHALL BE RESPONSIBLE AND INDEMNIFY BUYER HEREUNDER FOR ALL ENVIRONMENTAL LIABILITY EXISTING AND KNOWN TO SELLER PRIOR TO CLOSING AND NEITHER THE ONE MILLION DOLLAR ($1,000,000) NOR THE THREE YEAR TIME LIMITATION SHALL APPLY. ANY ENVIRONMENTAL LIABILITY OF SELLER DISCOVERED OR ARISING MORE THAN THREE YEARS FROM THE EFFECTIVE DATE BUT ATTRIBUTABLE TO EVENTS THAT OCCURRED OR CONDITIONS THAT EXISTED PRIOR TO THE EFFECTIVE DATE, SHALL BE THE FULL RESPONSIBILITY OF BUYER AND BUYER SHALL INDEMNIFY SELLER INDEMNITEES PURSUANT TO THIS INDEMNITY PROVISION.

     b) EXCEPT AS LIMITED BY SECTION 11(m), SECTION 17, AND SECTION 18 (a) OR OTHER SECTION OF THIS AGREEMENT IN WHICH BUYER IS EXPRESSLY INDEMNIFIED BY SELLER, BUYER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND ITS PREDECESSORS IN INTEREST, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, ANY AND ALL DAMAGES, LOSSES,

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

         LIABILITIES, COSTS OR EXPENSES WHATSOEVER (INCLUDING ATTORNEYS' FEES AND COSTS), AND CLAIMS THEREOF, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY GROWING OUT OF OR CONNECTED WITH THE PHYSICAL AND/OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C.
         (S)(S)9601 ET SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. (S)(S)6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C.
         (S)(S)1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C.
         (S)(S)1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C.
         (S)(S)2601-2629).

     c) THESE OBLIGATIONS TO INDEMNIFY SHALL SURVIVE THE CLOSING AND THE DELIVERY OF THE DEED AND ASSIGNMENT, PURSUANT TO THIS AGREEMENT, AND SHALL REMAIN FULLY ENFORCEABLE THEREAFTER.

     d) BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

         IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

     e) AFTER THE EFFECTIVE DATE, EACH PARTY AGREES TO COOPERATE FULLY WITH THE OTHER IN THE DEFENSE OF ANY CLAIM AND MAKE AVAILABLE UPON REASONABLE REQUEST ITS PERSONNEL, AGENTS, INFORMATION AND RECORDS PERTAINING TO ANY CLAIMS OR CAUSE OF ACTION.

     f) IN THOSE INSTANCES WHERE SELLER ASSUMES RESPONSIBILITY FOR ALL OF AN ENVIRONMENTAL LIABILITY SELLER SHALL

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

         HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO HIRE INDEPENDENT COUNSEL TO DEFEND SELLER AND CONDUCT THE DEFENSE, AND THE RIGHT TO CONDUCT ALL OF THE REMEDIATION OF ENVIRONMENTAL DAMAGE RELATED THERETO, INCLUDING THE FIRST ONE MILLION DOLLARS OF REMEDIATION THAT IS THE RESPONSIBILITY OF BUYER.

     g) Seller shall have the right of access to the Real Property Interests in connection with (i) the right to respond to and conduct the remediation of any Environmental Liabilities and (ii) the right to conduct the defense of any claims for which Seller assumes an obligation of indemnity under this Agreement. Such rights of Seller shall survive Closing and shall be subject to the following terms and conditions:

         i) Prior to commencing any Corrective Actions or related activities on or with respect to the Property, Seller shall propose to Buyer a plan for such work ("Plan"). Prior to the implementation of any Plan or Plans, Seller shall provide Buyer with a comprehensive schedule showing in reasonable detail the Corrective Action to be taken by Seller to comply with such Plans and a budget showing the estimated timing and, if requested by Buyer to address landowner or governmental concerns, the estimated amount of expenditures required to implement the Plans. At the request of Buyer from time to time, Seller shall meet and consult fully with Buyer with respect to each such Plan, schedule and budget. Once each calendar quarter (commencing with the first full calendar quarter after commencement of such Corrective Action), Seller shall provide Buyer with a report showing in reasonable detail the current status of all Corrective Actions undertaken by Seller since commencement of such Corrective Actions, including expenditures to date. To the extent that similar quarterly reports are filed by Seller with any governmental agency, copies of such reports as provided to Buyer shall satisfy this requirement. Seller shall be required to obtain Buyer's prior written approval (which shall not be unreasonably withheld or delayed) for each Plan prior to proceeding with any Plan or filing any Plan with any applicable governmental authority (except that, in the event of an emergency posing an imminent threat of harm to the safety of persons or property, Seller may take such immediate action as may be necessary under the circumstances to protect the safety of persons or property, without obtaining the prior approval of Buyer, provided that Seller shall notify Buyer in writing of such action as soon thereafter as practicable). Buyer shall be deemed to have approved such Plan unless Buyer shall have objected thereto by notice to Seller within thirty (30) days following Buyer's receipt thereof setting forth in reasonable detail the basis for Buyer's objections. If Buyer objects to such proposed Plan and Seller and Buyer do not reach agreement on such objections, then Seller shall provide Buyer with an alternative Plan as soon as reasonably practicable in light of

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

             the circumstances following Seller's receipt of a request therefor from Buyer.

        ii) Seller shall conduct all Corrective Actions and related activities on or with respect to the Property in accordance with all applicable laws, rules and regulations of government authorities having jurisdiction and in such manner as shall not unreasonably interfere with the operation of the Property and the Buyer's business. Promptly upon completion of such activities, Seller shall notify Buyer in writing of such completion.

       iii) Seller shall defend, protect, indemnify and hold harmless the Buyer Indemnitees from and against any and all penalties, claims, demands, fines, assessments, damages, diminution in value, suits, costs, judgments, settlements, expenses (including, without limitation, court costs and reasonable attorneys', expert and consultant fees) and losses of whatsoever kind or nature, for personal injury or property damage that are incurred by or asserted against any Buyer Indemnitee by any third party to the extent same are caused by the acts or omissions of Seller or Seller's agents, employees or consultants in conducting or performing any Corrective Actions or related activities on or with respect to the Property. For purposes of this Agreement, Seller's obligations with respect to any such third-party claim shall be subject to the terms and provisions of Section 19.

        iv) If, within thirty (30) days after Seller's receipt of notice from a Buyer Indemnitee of an Environmental Liability for which the Buyer Indemnitee believes Seller is obligated to indemnify the Buyer Indemnitee under Section 18, Seller does not notify Buyer that Seller elects to respond to and conduct the remediation of such Environmental Liability in accordance with the provisions of this
             Section 18 (g), or gives such notice of election and thereafter fails to respond to and conduct the remediation of such Environmental Liability diligently and in good faith, then Seller's right to respond to and conduct such remediation shall terminate and the Buyer shall have the sole right to proceed with such activities but shall not thereby waive any right to indemnity therefore pursuant to this Agreement.

         v) Such rights of Seller under this Section 18(g) shall in no event preclude the Buyer Indemnitees at any time or times from conducting such immediate Corrective Actions or related activities that, in case of any emergency posing an imminent threat of harm to the safety of persons or property, may be necessary under the circumstances.

19.  PROCEDURES FOR ASSERTING INDEMNITY CLAIMS.

     a) A party seeking to assert a claim for indemnity under this Agreement with respect to any claim, suit, action or proceeding (the "Indemnified Party"), shall give prompt

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

         and timely notice to the other party (the "Indemnifying Party") of such assertion or commencement, as soon as is practicable following the receipt, by the manager responsible for the operation of the facility involved in such claim, of oral or written notice of the claim or action. Such notice shall describe in reasonable detail the nature of the claim or action, an estimate of the amount of damages attributable to the claim, and the basis for the Indemnified Party's request for indemnification under this Agreement. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim. Failure by the Indemnified Party to provide such notice to the Indemnifying Party promptly shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby.

     b) The Indemnifying Party shall promptly assume the defense of any such claim, suit, action or proceeding for which indemnity is required; provided, however, that (i) the Indemnifying Party shall cooperate and communicate with the Indemnified Party as to significant developments in the matters being defended or handled, shall seek the advice and opinions of the Indemnified Party, and shall give due regard to such advice and opinions as to aspects of the matters being handled or defended which relate to settlements thereof or are reasonably expected to require the expenditure of substantial sums of money; (ii) the Indemnified Party shall at all times have the right, at its option and expense, to participate fully in the defense of any such claim, suit, action, or proceeding; (iii) the Indemnifying Party shall not settle any claim involving relief other than monetary relief that may affect the Indemnified Party without the prior written consent of the Indemnified Party; and (iv) if, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnifying Party does not notify the Indemnified Party that it elects, at the Indemnifying Party's cost and expense, to undertake the defense thereof and assume full responsibility for all losses, liabilities and other amounts with respect thereto, or gives such notice and thereafter fails to assume the defense of and indemnity for such claim diligently and in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

     c) The parties shall cooperate in defending any such claim, suit, action or proceeding and each party shall have reasonable access to the books and records, and personnel in the possession or control of the other party which are pertinent to the defense. Any party shall have the right to join another in any action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing its right of indemnity granted hereunder.

     d) In furtherance of the foregoing procedures, as soon as a party becomes aware of circumstances that reasonably could be expected to lead to a claim based upon

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

         Environmental Liabilities for which the other party owes an indemnification obligation, the party shall:

          (i) define the nature and extent of the claim for indemnity in writing and, if based on Environmental Liabilities, include copies of all reports to government agencies filed as of that date, using a degree of detail reasonably necessary to inform the Indemnifying Party of the nature and scope of, and the justification for, any claim based on the Environmental Liabilities; and

          (ii) To the extent that the assessment involves discussions or meetings with governmental authorities, the party seeking indemnification shall provide the other party with timely notice of and opportunity to participate in all such discussions or meetings.

20.  CONFLICTS OF INTEREST

     Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Buyer nor Seller, nor any director, employee or agent of Buyer or Seller, shall give to or receive from any director, employee or agent of Buyer or Seller any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Buyer nor Seller, nor any director, employee or agent of Buyer or Seller shall enter into any business relationship with any director, employee or agent of Buyer or Seller or of any affiliate of Buyer or Seller, unless such person is acting for and on behalf of Buyer or Seller, without prior written notification thereof to Seller or Buyer. Any representative(s) authorized by Buyer or Seller may audit any and all records of Buyer or Seller for the sole purpose of determining whether there has been compliance with this Section.

21.  CLOSING COSTS, TAXES AND COMMISSIONS

     a)  CLOSING COSTS

         Seller shall pay the cost of a standard policy of title insurance from a mutually agreed to title company containing reasonable and customary exceptions to title if Seller elects to furnish a title policy under
         Section 4(c) (viii). Each party shall pay its own attorneys' fees, if any. In addition, Buyer shall pay all filing fees and costs of recording. Each party shall pay its own attorneys' fees, if any, related to the preparation and execution of this Agreement.

     b)  TAXES AND FEES

         Ad valorem, real and personal property taxes, if any, imposed on the Property and assessments of record shall be prorated between Seller and Buyer as of the Closing Date of this transaction. Any other fees or taxes imposed on the conveyance of the Property by any governmental body shall be paid in accordance with the law or

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         ordinance levying such tax or fee or, in the absence of a controlling law or ordinance, shall be divided equally between Seller and Buyer.

     c)  Sales Tax and Use Taxes

         i) Buyer shall be responsible for, and shall remit to the appropriate taxing authority, all sales, use, transfer and similar taxes arising out of the sale of the Property. Buyer shall hold harmless and shall indemnify Seller for any sales or use taxes assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorneys' fees, unless such penalties, interest or attorneys' fees accrue through the fault or negligence of Seller, in which case Buyer shall not be obligated to hold harmless and indemnify Seller for that portion of such penalties, interest or attorneys' fees that are attributable to Seller's fault or negligence. Any legal expenses incurred by Seller to reduce or avoid any of the aforementioned taxes shall be paid or reimbursed by Buyer.

        ii) The purchase and sale of the assets covered by this Agreement is believed by the parties to constitute an isolated or occasional sale as defined in Texas Tax Code Ann. Sec. 151.304. If the transaction is subsequently deemed to be a taxable transaction, the Buyer will hold Seller harmless and shall indemnify Seller for any sales taxes assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorney's fees.

     d)  COMMISSIONS

         Buyer represents and warrants to Seller that it has not engaged, utilized or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby. Seller represents and warrants to Buyer that it has not engaged, utilized or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby. Both Buyer and Seller shall indemnify and hold the other harmless from and against all brokerage commissions or finders' fees, and claims thereof, payable in connection with the sale of the Property.

22.  OPERATION OF THE PIPELINE INTERESTS PRIOR TO CLOSING

     a) During the period subsequent to the execution of this Agreement and prior to the Effective Date, Seller shall not be obligated to make expenditures for purposes other than as required to operate and maintain the Property in the ordinary course, consistent with prudent operation and accepted industry standards and as necessary to respond to emergencies.

     b) Unless Buyer and Seller agree, Seller shall not materially alter the Property (other than the use of supplies and consumables), with the exception of individual assets (i)

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         involving a fair market value of less than One Hundred Thousand Dollars
         ($100,000.00) and (ii) disposed of or consumed in the ordinary course of business. Provided however, any assets that are disposed of which have more than a Ten Thousand Dollar ($10,000.00) value shall be credited against the Purchase Price at Closing. If Seller, because of legally binding agreements which existed prior to the Execution Date which agreements are set forth in Exhibit "H", acquires assets related to the Pipeline Interests or otherwise improves the Property after the Execution Date but prior to the Effective Date, and Buyer agrees that such assets or improvements shall be included in the Property, the Purchase Price shall be increased by an amount equal to the consideration to be paid by Seller for such acquisition or improvement, and the acquired asset or improvement shall be transferred hereunder. Seller shall promptly notify Buyer of any material matter affecting the Property known to Seller which arises from the Execution Date to the Effective Date.

     c) Seller shall not create or permit to exist any mortgage, pledge, lien or encumbrance on the Property, other than Permitted Encumbrances.

     d) Seller shall not, without the prior written consent of Buyer, make any material contract or amend any existing contract or license that is to be transferred hereunder.

     e) Seller shall not file, alter, amend or withdraw any tariff rate, rule, regulation or condition of service other than as may be required pursuant to FERC Order 561 which adopted an indexing rate methodology for petroleum pipelines.

     f) Seller shall not solicit or accept any other bids or proposals for the purchase and sale of the Property, unless and until this Agreement is terminated.

     g) To the extent that Seller is unable to transfer certain contracts that are reasonably necessary to operate and maintain the Property, Seller shall make commercially reasonable and diligent efforts to assist Buyer in securing substantially similar benefits for Buyer. With respect to contracts relating to electric power service, Seller shall arrange to provide Buyer metered electric power at existing facilities where Seller does not currently own or control such facilities. Buyer shall be obligated to expend Forty Thousand dollars ($40,000.00), and all other costs shall be for the account of Seller. In the event that Seller provides electric power by arranging for the conveyance or assignment of an undivided interest in existing facilities, such conveyance shall be for a consideration of Ten dollars ($10.00) and shall be subject to Buyer's obligation to reassign to the assignor upon cessation of Buyer's need for power.

23.  EMPLOYEES AND BENEFITS

     a)  OFFERS OF EMPLOYMENT.

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         i)  At least four (4) weeks before the Closing Date, Buyer in its sole discretion and as it may determine shall select from and offer employment with Buyer beginning on the Closing Date to those employees of Seller currently assigned to operate the Pipeline Interests, who are identified on a list Seller will provide Buyer within five (5) working days after the Execution Date (the "Prospective Employees"). Such list shall include all employees whose work activity is wholly dedicated to operating and maintaining the Property and shall also include the employee's salary, job description, job location and hire date. Each such employment offer shall be at a location that is 50 miles or less from the Prospective Employee's current job location (provided however, a Prospective Employee may be required to report to Buyer's management in Wink, or Midland, Texas and may be required to perform work at any location in which the Property is located) and shall include salary or wages (including, as applicable, shift differentials, incentives and premiums but excluding payments under the Chevron Success Sharing program) at least equal to that provided by Seller to the employee as shown on the list of Prospective Employees. Buyer's offers of employment to the selected Prospective Employees shall be made in writing, and a copy shall be provided to Seller. Such offers may impose a deadline for response not earlier than three (3) weeks prior to Closing. Buyer may require that each Prospective Employee submit a formal application for employment.

        ii) Buyer shall have no obligation under this Agreement to employ any Prospective Employee who has accepted its employment offer but is not actively at work with Seller as of the Closing Date, unless (i) such Employee is on vacation, scheduled time off, or other similar Seller approved absence and commences active work with Buyer upon the termination of such approved absence; or (ii) such Employee is absent from work due to illness or injury and reports for active work with Buyer within 30 days after the Closing Date. Any Prospective Employee selected by Buyer who has accepted its employment offer but is on vacation, scheduled time off, or on other Seller-approved absence on the Closing Date shall become the employee of Buyer upon reporting for active duty. Any Prospective Employee selected by Buyer who is absent from work due to illness or injury and who reports for active work with Buyer within 30 days after the Closing Date shall become the employee of Buyer on the date he or she reports for active work with Buyer. From and after the date the Prospective Employee selected by Buyer returns to active work, Buyer shall assume the employment reinstatement obligations of Seller and its Affiliates under Seller's Family and Medical Leave Act Policy with respect to any Prospective Employees who are selected by Buyer but who are on leave under such policy on the Closing Date.

        iii) Those employees of Seller who accept Buyer's employment offers and become employees of Buyer as of the Closing Date (or, in the case of Employees described in (ii) above, within 30 days after the Closing Date),

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             are the "Affected Employees." The Prospective Employees who do not
             become Affected Employees are the "Remaining Employees."

        iv) Nothing in this Agreement shall affect Buyer's right to terminate the employment of any Affected Employee on or after the date he or she becomes an employee of Buyer, with or without cause, provided that Buyer shall comply with the terms of the severance plan described in Section 23 (c) below if the termination occurs without cause as defined in such severance plan and within 12 months of the Closing Date.

         v) Buyer shall control and be responsible for the process of selecting from the Prospective Employees those Prospective Employees to whom it makes an offer of employment. Buyer may interview any Prospective Employee during normal working hours (including interviews on site) consistent with the operating requirements of Seller or its Affiliates, and with the written permission of the Prospective Employee, may review and retain copies of such Prospective Employee's training, attendance and safety records (if any) maintained by Seller or its Affiliates. All of the original personnel records maintained by Seller or its Affiliates relating to the Prospective Employees shall remain with Seller or its Affiliates after the Closing Date and shall not be turned over to Buyer. Buyer shall, however, have access to, use of and the right to copy such records as may be required in connection with the assumption of obligations pursuant to this Section 23 or the prosecution or defense of any administrative or court claim, and neither Seller nor its Affiliates shall destroy any such records prior to the time such records are scheduled for destruction pursuant to Seller's records retention policy applicable to records of this type.

        vi) Buyer and its Affiliates shall indemnify, defend, and hold Seller and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising with respect to (A) the Affected Employees' employment with Buyer and its Affiliates on or after the Closing Date (except for Seller's continuing obligations described in Section 23(c)(i), (B) Buyer's employee selection and offer process and actions taken by Buyer or its Affiliates relating to Prospective and Affected Employees and (C) Buyer's use of the Affected Employees' employment records or other records maintained by Seller or its Affiliates that have been provided to Buyer, but not claims and expenses related to the content of Seller's records or Seller's preparation thereof.

       vii) Seller and its Affiliates shall indemnify, defend and hold Buyer and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising with respect to (A) the Affected Employees' (or any other employees') employment with Seller or its Affiliates before the date any such employee becomes an employee of Buyer, (B) the Remaining Employees' employment with Seller or its Affiliates and any

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             subsequent termination from Seller or its Affiliates, (C) the application of Seller's employee benefit plans to Affected Employees and Remaining Employees, and (D) claims and expenses related to the content of Seller's employment records or Seller's preparation thereof.

     b)  QUALIFIED DEFINED CONTRIBUTION PLANS.

         i) The Chevron Corporation Profit Sharing/Savings Plan and the Chevron Corporation Savings Plus Plan (together the "Seller's Defined Contribution Plans") shall fully vest each Affected Employee who has one or more years of service as of the date he or she becomes an employee of Buyer and shall provide for the distribution to or on behalf of the Affected Employees of their vested account balances in accordance with such Plans' distribution rules for employees whose employment with Seller and its Affiliates has terminated.

        ii) The Buyer's Defined Contribution Plan shall accept the direct rollover of eligible rollover distributions of electing Affected Employees' benefits in cash.

     c)  SEVERANCE PLANS.

         i) Seller and its Affiliates presently maintain the Chevron Corporation's 1999 S.I.T.E. Program for involuntary termination and for demotion or transfer (the "Chevron Severance Plan") for the benefit of eligible employees of Seller and its Affiliates. Seller has provided Buyer with a summary of the Chevron Severance Plan coincident with the execution of this Agreement. Seller shall apply the Chevron Severance Plan to the Prospective Employees who are eligible employees under the terms of those Plans.

        ii) If, within 12 months after the Closing Date, any Affected Employee is terminated by Buyer for reasons other than cause, or is required to transfer to a job location that reports to other than Wink, Midland or Judkins or to take a reduction in base rate of pay, but refuses such transfer or reduction and terminates his or her employment with Buyer, then Buyer shall provide a severance benefit which is the financial equivalent to the benefit referenced in the summary of the Chevron Severance Plan provided to Buyer pursuant to
             Section 23(c)(i), including the continuation of Buyer's active employee medical coverage for six months after termination of employment with the same employee contribution amounts that apply to Buyer's similarly situated active employees. Provided, however, Buyer shall only be obligated to make a payment directly to such Affected Employee and shall have no obligation to provide such benefit on a pre-tax basis or as a contribution to a qualified plan. Service used for this purpose shall be the sum of the service recognized by Seller and the service with Buyer from the Closing Date until termination of employment.

     d)  VACATION PAY.

         Seller shall be responsible for all liabilities and claims with regard to vacation pay for any periods prior to the Closing. After the Closing, the Affected Employee

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         shall transfer to Buyer's vacation plan under which the Affected
         Employee's past service with the Seller shall be recognized and the vacation days used by the Affected Employees in 1999 shall be deducted from allowable vacation.

     e)  HEALTH CARE PLANS.

         Each Affected Employee shall be eligible to enroll in the health care plans of Buyer as of the date he or she becomes an employee of Buyer. If such Affected Employee was enrolled in the corresponding plan of Seller or its Affiliates immediately before the date he or she becomes an employee of Buyer, Buyer shall cause Buyer's health care plans to:
         (i) to the extent required by the Health Insurance Portability And Accountability Act ("HIPAA"), or otherwise required by law, waive any pre-existing condition limitations with respect to the Affected Employee and his or her covered dependents, to the extent the covered individuals had satisfied any pre-existing condition limitations under the medical, mental health, substance abuse and dental plans of Seller or its Affiliates before the date the Affected Employee becomes an employee of Buyer; and (ii) to recognize each such Affected Employee's (and his or her covered dependents') expenditures under the corresponding Seller medical, mental health, substance abuse and dental plans, if any are maintained by Seller, for the calendar year in which the Affected Employee becomes an employee of Buyer toward any applicable deductible and annual out-of-pocket limit for such calendar year. With respect to the medical, mental health, substance abuse and dental plans of Seller and its Affiliates, Seller shall cause the plans of Seller and its Affiliates to be liable for the following covered expenses of the Affected Employees and their dependents:

         i) With respect to the medical, mental health, substance abuse and dental plans of Seller and its Affiliates, covered expenses incurred before the date the Affected Employee becomes an employee of Buyer; and

        ii) With respect to the medical and mental health and substance abuse plans of Seller and its Affiliates, covered expenses incurred within six months after the Closing Date relating to a condition that caused the employee or covered dependent to be totally disabled as of the Closing Date as determined under the terms of the applicable Seller's plan.

     f)  POST-RETIREMENT WELFARE BENEFITS.

         Seller and its Affiliates shall be responsible for all post-retirement medical, mental health, substance abuse, dental and life insurance coverage for any of its eligible employees or eligible former employees who do not become Affected Employees. Seller or its Affiliates also shall make available its post-retirement medical, mental health, substance abuse, dental and life insurance benefit coverage to any Affected Employee who as of the date he or she becomes an employee of Buyer is eligible to receive such post--retirement welfare benefit coverage of Seller or its Affiliates (the "Eligible Affected Employees"). The Eligible Affected Employees shall be treated in the same manner as other similarly situated employees of Seller or its Affiliates

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         who retired as of the Closing Date (and shall be subject to the rights of Seller and its Affiliates to amend or terminate such coverage with respect to such employees).

     g)  BUYER SICK PAY PLAN.

         Each Affected Employee shall be credited under the Buyer's sick pay plan with a bank of sick pay hours (for both occupational and non-occupational disabilities, if distinct) based on service with Seller and its Affiliates as of the date the Affected Employee becomes an employee of Buyer. Provided however, Affected Employees shall not be permitted to exceed the maximum allowable sick pay hours available to Buyer's employees.

     h)  BUYER LIFE INSURANCE COVERAGE.

         Buyer agrees that as of the date an Affected Employee becomes an employee of Buyer, the Affected Employee shall be eligible to enroll in Buyer's life insurance plan, including any supplemental life insurance coverage on his or her life which is provided by Buyer, on the same terms and conditions as such plans are available to Buyer's employees.

     i)  BUYER'S OTHER EMPLOYEE BENEFITS

         Except as otherwise specifically provided in this Section 23, Buyer agrees that as of the date an Affected Employee becomes an employee of Buyer, he or she will be eligible to participate in employee benefit plans and programs of Buyer which are generally applicable to employees of Buyer under Buyer's employee benefit plans and programs, whether in effect on the Closing Date or subsequently established by Buyer.

     j)  WARN ACT INDEMNIFICATION.

         Buyer shall indemnify Seller and its Affiliates against all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"), with respect to the Affected Employees in connection with actions taken by Buyer on or after the Closing Date. Seller shall indemnify Buyer against all liabilities under the WARN Act with respect to the Prospective Employees and actions taken by Seller prior to the Closing Date, and with regard to Remaining Employees, actions taken by Seller before, on or after the Closing Date.

     k)  GENERAL EMPLOYEE PROVISIONS.

         i) Seller and Buyer shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Section 23 as may be reasonably necessary to carry out the arrangements described in this Section 23.

        ii) Seller and Buyer shall provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this
             Section 23.

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        iii) If any of the arrangements described in this Section 23 are determined by the Internal Revenue Service or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible retain the intent and economic benefits and burdens of the parties as reflected herein in a manner which is not prohibited by law.

         iv) As soon as reasonably practicable after selection of Affected Employees but at least 10 business days before Closing, Seller will provide to Buyer a list of all Affected Employees' service used under any of the employee benefit plans or policies of Seller or their Affiliates as well as out of pocket expenditures under health plans and accumulated sick days.

          v) At least thirty (30) days prior to Closing, Seller will deliver to Buyer true, accurate, and complete copies of all agreements or plans concerning retirement, pension, medical, health, life and other insurance, bonus, profit sharing and similar employee benefit plans covering the Affected Employees.

         vi) In the event that Buyer hires any Remaining Employee within six months after Closing and such remaining employee has received a Chevron Severance Plan benefit from Seller, Buyer will notify Seller of such event and shall reimburse Seller for any severance pay paid by Seller to such Remaining Employee as soon as possible after the hire date.

        vii) At Closing, Seller will provide Buyer a list of Affected Employees who have accepted employment with Buyer but who have taken leave under Seller's Family and Medical Leave Policy within 12 months prior to Closing, including the type and length of any such leave.

       viii) Seller and Buyer do not intend to create any third party beneficiary rights respecting any Affected Employee or Remaining Employee as a result of the provisions herein and specifically hereby negate any such intention.

24.  F.E.R.C. TARIFFS, T.R.C. TARIFFS, AND T.R.C. T-4 PERMIT

     a) The Pipeline Interests being conveyed hereunder are operated as a common carrier pipeline system subject to Federal Energy Regulatory Commission ("F.E.R.C.") Tariff No. 546 ("FERC Tariff") and Texas Railroad Commission ("T.R.C.") Tariff T.R.S. 149 ("TRC Tariff"). Buyer shall adopt, as soon as reasonably practical after the Closing Date, Seller's FERC Tariff and TRC Tariff that are in effect on the Closing Date.

     b) Prior to the Closing Date Buyer shall apply for and obtain a T-4 Permit from the T. R. C. covering the Pipeline Interests being conveyed to Buyer pursuant to this Agreement, said permit to be effective on the Closing Date of this transaction. Seller shall withdraw its T-4 Permit on the Closing Date.

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     c)  The parties agree that each will provide the shippers of the other party transfer of crude oil, without cost or fee, between Wink East Station, to be owned by Buyer, and Wink West Station, owned by Seller, to the extent that the existing facilities can accommodate such transfers. Each party shall provide the other party with access to its facilities in the event that modifications are required to provide this service. However, in no event shall a party be obligated to incur costs to install new facilities.

25.  GOVERNMENT CONSENTS

     The consummation of the transaction contemplated by this Agreement may be subject to the pre-merger notification requirements of Section 7A of the Clayton Act (15 U.S.C. (S)18a) as enacted by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Seller and Buyer shall cooperate and promptly undertake all filings under the HSR and shall promptly take other actions as may be required to comply with such requirements. The Closing of this transaction is subject to the parties obtaining appropriate approvals under the HSR Act. The HSR filing fees shall be shared equally between Seller and Buyer.

26.  TAX-DEFERRED EXCHANGE

     a) BUYER'S EXCHANGE. In the event Buyer so elects, Seller agrees to cooperate with Buyer in effecting a tax-deferred exchange of the Property under Internal Revenue Code (S) 1031. Buyer shall have the right to elect a tax-deferred exchange by giving Seller written notice of such election prior to Closing. If Buyer so elects to effect a tax-deferred exchange, Seller agrees to execute such escrow instructions, documents, agreements or instruments to effect an exchange as Buyer may reasonably request, it being understood that Seller shall not be required to incur any additional costs, expenses, fees or liabilities, not reimbursed or indemnified by Buyer, as a result of or connected with an exchange. In no event shall Seller be required to acquire title to other property as a consequence of Buyer's election to effect such exchange. Buyer may assign its rights and delegate its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that Buyer shall remain responsible to Seller for the full and prompt performance of any delegated duties. Buyer shall indemnify and hold Seller and its affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability resulting from Seller's participation in any exchange undertaken pursuant to this Section 26(a).

     b) SELLER'S EXCHANGE. In the event Seller so elects, Buyer agrees to cooperate with Seller in effecting a tax-deferred exchange of the Property under Internal Revenue Code (S) 1031. Seller shall have the right to elect a tax-deferred exchange by giving Buyer written notice of such election prior to Closing. If Seller so elects to effect a tax-deferred exchange, Buyer agrees to execute such escrow instructions, documents, agreements or instruments to effect an exchange as Seller may reasonably request, it being understood that Buyer shall not be required to incur any

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

         additional costs, expenses, fees or liabilities, not reimbursed or indemnified by Seller, as a result of or connected with an exchange. In no event shall Buyer be required to acquire title to other property as a consequence of Seller's election to effect such exchange. Seller may assign its rights and delegate its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that Seller shall remain responsible to Buyer for the full and prompt performance of any delegated duties. Seller shall indemnify and hold Buyer and its affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability resulting from Buyer's participation in any exchange undertaken pursuant to this Section 26(b).

27.  FORCE MAJEURE

     In the event that the performance required under the terms of this Agreement by Buyer or Seller is delayed or prevented by fire; explosion; act of God; breakdown of machinery or equipment; riots; strikes; labor disputes; any order, regulation, request, or recommendation by any governmental authority; or any similar cause which is reasonably outside the control of the party or parties, such required performance shall be excused for that period of time that the force majeure prevents performance. In the event any delay due to force majeure occurs or is anticipated, the affected party shall promptly notify the other party of such delay and the cause and estimated duration of such delay. The affected party shall exercise due diligence to shorten, avoid and mitigate the effects of the delay and shall keep the other party advised as to the affected party's efforts and its estimate of the continuance of the delay. In no event shall either party be entitled to any damages of any kind including without limitation, direct, consequential or otherwise, whether based in contract, tort, (including negligence and strict liability) or otherwise, or to any adjustment to the Purchase Price payable hereunder because of any delay due to force majeure. Provided however, if the force majeure occurs prior to Closing and continues for more than 120 days, either party may terminate this Agreement without further liability or obligation except for the return of the Deposit, with Interest to Buyer.

28.  FURTHER ASSURANCES

     On and after the Closing Date, Seller and Buyer will cause to be executed and delivered from time to time at the request of the other all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign the Seller's title in such Property to Buyer and to carry out the intent of this Agreement and the transaction contemplated herein.

29.  REMOVAL OF SIGNS AND MARKERS

     Buyer shall, at its own expense and in a timely manner after the Closing Date, remove or cause to be removed all pipeline signs and placards which indicate Seller's prior ownership in the Property and erect or install signs and placards as may be required by state or other governmental agencies indicating Buyer or its designated operator, whichever is applicable, as the owner-operator of the Property.

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30.  SURVIVAL OF AGREEMENTS

     Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, indemnities, and warranties shall survive the Execution Date of this Agreement, Closing, and the delivery and recordation of deeds, assignments or bills of sale which convey the Property to Buyer.

31.  CONDITIONS PRECEDENT TO CLOSING

     Each party's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the other party of the following conditions:

     a) All requirements set forth in this Agreement shall be complied with at or prior to Closing, unless otherwise specifically set forth that the requirement may be complied with subsequent to the Closing Date.

     b) All government approvals, if any, required for the consummation of the transactions contemplated herein have been obtained.

     c) No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

     d) The representations and warranties contained in Section 10(SELLER'S REPRESENTATIONS AND WARRANTIES), Section 11(SELLER'S ADDITIONAL REPRESENTATIONS AND LIMITED WARRANTIES) and Section 12 (BUYER'S REPRESENTATIONS AND WARRANTIES) shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

     e) No amendment to Exhibit K has resulted in a material adverse effect the result of which has not been addressed by Section 8 (TERMINATION FOR MATERIAL DEFECT); Section 9 (DAMAGE OR CONDEMNATION PRIOR TO CLOSING; or Section 13 (BUYER'S INVESTIGATION AND RIGHT TO CANCEL), either individually or in the aggregate, on the Property, the operation or maintenance of the Pipeline Interests or the financial performance of the Property.

32.  MISCELLANEOUS

     a)  DISPOSITION OF ACCOUNTS RECEIVABLE AND OTHER REVENUE

        i) Accounts receivable or other revenue obligations associated with the Property, to the extent that such accounts receivable and revenue obligations are attributable to the performance of transactions prior to the Effective Date, shall not be part of the sale but shall remain the property of Seller. Accounts

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            receivable or other revenue obligations associated with the
            Property, to the extent that such accounts receivable or revenue obligations are attributable to the performance of transactions on or after the Effective Date, shall be part of the sale and the property of Buyer. If the Effective Date is other than the first day of the month, that month's business shall be equitably prorated based on the number of days in the month that each party owned the Property with deliveries deemed to be ratable.

        ii) In accordance with generally accepted accounting principles, Seller shall complete a Settlement Statement Accounting as promptly as possible but no later than one hundred twenty (120) days after Closing.

     b)  ASSIGNABILITY

         Neither Seller nor Buyer shall assign any right granted it under this Agreement or at any time attempt to delegate any duty to be performed by it hereunder without the express written consent of the other, which consent shall not be unreasonably withheld. Except that Buyer may assign this Agreement to an affiliate partnership of which Plains Marketing, L.P. is a limited partner and Plains All American Inc. is the general partner provided that such affiliate assumes in writing all of the obligations and duties of Buyer under this Agreement, and provided Buyer agrees in writing that it shall remain secondarily liable as to the indemnities provided to Seller under the terms of this Agreement. Subject to the foregoing, all rights and duties of each party hereunder shall inure to the benefit of and be binding upon its successors and assigns. All covenants and conditions of this Agreement shall survive the delivery of any document of transfer pursuant hereto and inure to the benefit of, be binding upon and be enforceable directly by and against every successor in ownership of the Property.

     c)  NOTICES.

         All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally or be sent by certified mail, postage prepaid and return receipt requested, directed to the party intended at the address set forth below, or at such other address as may be designated by such party by notice given to the other party in the manner aforesaid, and shall be effective upon receipt:

          SELLER:                       BUYER:
          Chevron Pipe Line Company     Plains Marketing, L.P.
          2811 Hayes Road               c/o Plains All American, Inc.
          Houston, Texas  77082         500 Dallas Street, Suite 700
                                        Houston, Texas  77002

          Attn:  Eastern Profit Center Manager  Attn:  President

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     d)   TIME

          Time is of the essence of this Agreement; provided, however, that if the date on which any action is required to be taken hereunder shall fall on a day on which the party to perform is not open for business, such action shall be taken on the next business day on which it is open for business.

     e)   GOVERNING LAW AND DISPUTE RESOLUTION.

             i) The interpretation and enforcement of this Agreement, and any mediation pursuant to subparagraph (iii) below, shall be governed by the substantive law of the State of Texas, without the application of its conflict of law rules.

            ii) Prior to any party hereto instituting a court proceeding to enforce any provision hereof or for damages by reason of the breach, default or liability of the other party arising out of any provision of this Agreement or otherwise, the parties agree that such disputes, controversies or claims arising out of or relating to this Agreement (collectively "Disputes") shall be submitted to non-binding mediation to be conducted in accordance with the following procedures:

               A) The parties shall use all commercially reasonable efforts to resolve Disputes through direct discussions. The management of each party commits itself to respond promptly to any communications concerning Disputes.

               B) Within thirty (30) days of written notice that there is a Dispute, representatives of the parties with authority to settle the matter shall meet at a mutually acceptable time and place in Houston, Texas or such other location as may be agreed, and as often thereafter as they deem reasonably necessary in an effort to reach an amicable resolution. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three
                   (3) business days' notice of such intention and may also be accompanied by an attorney.

               C) If no amicable resolution is reached as a result of the procedure in subparagraph (b) hereof,

                     (1) Within sixty (60) days of the written notice referenced in subparagraph (b), the parties shall exchange written statements of their positions concerning the Dispute, and thereafter shall participate in a final meeting for the purpose of attempting to settle such Dispute. Each party's written statement of position shall state whether the party desires to present live witnesses (and, if so, who) at the next meeting to resolve the Dispute (described hereinafter);

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                     (2) Within three (3) weeks of the exchange of written
                         statements, the parties represented by the respective presidents or vice presidents of Sellers and Buyers and with the assistance of such counsel, experts and others as may be appropriate, shall meet and again attempt to reach an amicable resolution or settlement of the Dispute.

                  D) If no amicable resolution or settlement is reached as a result of the procedures in subparagraphs (a), (b) or (c) herein, the Dispute shall be submitted for non-binding mediation which shall be conducted expeditiously before a mediator mutually agreed to by the parties. Unless the parties and the mediator agree to an alternative process, the mediator shall be provided with the written statements and witness presentations, and the party representatives described in subparagraph (c), or other representatives with full settlement authority, shall be participate. The parties shall endeavor to complete the mediation process within ninety (90) days of the conclusion of the procedures set forth in subparagraph (c) hereof.

     iii) All negotiations, discussions and documents pursuant to or in furtherance of dispute resolution under this provision are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

      iv) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

       v) The parties desire to attempt to settle any dispute through mediation and, in furtherance thereof, agree, if necessary, to enter into a tolling agreement to prevent the loss or compromise of any right due to the expiration of any applicable period of limitations. Should such tolling agreement not be entered into in a timely basis, either party hereto may file pleadings and pursue its claim or cause of action in any court of competent jurisdiction consistent with Section 32 (e)
          (vi).

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        vi) Any judicial proceedings permitted to be brought with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the State of Texas, and the parties generally and unconditionally accept the exclusive jurisdiction of such courts. The parties waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

     f)  NO RIGHTS IN THIRD PARTIES

         This Agreement is not intended to, nor shall it be construed to create in or give to any person other than the parties hereto and their respective successors and permitted assignees, any claim, cause of action, remedy or right of any kind.

     g)  ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. If any provision hereof shall be held invalid, such invalidity shall not affect any other provision of this Agreement. This Agreement and the rights and obligations of the parties hereunder shall survive the Closing of the purchase and sale of the Property.

     h)  HEADINGS

         The captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

     i)  ATTACHMENTS INCORPORATED

         All schedules, exhibits, and attachments hereto are deemed a part of this Agreement and are incorporated herein and made a part hereof. Provided, however, that if a conflict exists between the terms and conditions of this Agreement and the Exhibits attached hereto, this Agreement shall prevail.

     j)  COUNTERPARTS

         If this Agreement is executed in duplicate, each duplicate original shall be considered an original for all purposes.

33.  DAMAGES

     THE PARTIES AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 16, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES LIMITED WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND

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     IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY
     FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OR ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR FOR ACTUAL DAMAGES WHICH EXCEED THE LIMITATIONS SPECIFICALLY SET FORTH IN OTHER PROVISIONS OF THIS AGREEMENT. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a person that is not a Seller Indemnitee, a Buyer Indemnitee or an affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Party by a person that is not a Seller Indemnitee, a Buyer Indemnitee or an affiliate of any of the foregoing.

34.  NONDISCLOSURE

     Both parties to this Agreement especially acknowledge and agree that neither they, nor any of their respective agents, servants, employees or related affiliates and their respective agents, servants or employees shall disclose to any third party, this Agreement or the terms of the purchase and sale contemplated by this Agreement until a time subsequent to the Execution Date. Notwithstanding the agreement of confidentiality and non-disclosure, Seller expressly reserves the right to contact any property owner upon which the pipeline may be situated in order to obtain the consent or permission to the assignment of the right-of-way in accordance with Section 6 (RIGHT-OF-WAY INTERESTS) and as contemplated by this Agreement.

35.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     THE REPRESENTATIONS, WARRANTIES, LIMITED WARRANTIES AND COVENANTS SHALL SURVIVE THE CLOSING FOR A PERIOD OF FIVE YEARS AFTER THE CLOSING DATE EXCEPT THAT THOSE REPRESENTATIONS OF SELLER UNDER SECTION 10 (A), 10 (B) AND 10 (C) AND THOSE REPRESENTATIONS OF BUYER UNDER SECTIONS 11 (A), 11 (B) AND 11 (C) SHALL SURVIVE THE CLOSING UNTIL 90 DAYS FOLLOWING THE EXPIRATION OF THE RELEVANT STATUTE OF LIMITATIONS (INCLUDING ALL EXTENSIONS THEREOF). ANY CLAIM FOR BREACH OF REPRESENTATION, WARRANTY OR AGREEMENT SHALL SURVIVE UNTIL SUCH CLAIMS ARE FULLY AND FINALLY RESOLVED UNDER THE PROVISIONS OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
Execution Date first written hereinabove.

SELLER:                                            BUYER:

CHEVRON PIPE LINE COMPANY                          PLAINS MARKETING, L.P.
a Delaware corporation                             BY ITS GENERAL PARTNER
                                                   PLAINS ALL AMERICAN INC.

By: /s/  J. S. Bindra                              By:  /s/ Harry N. Pefanis
-----------------------                                -----------------------
Title:  President                                      Title:  President
Date:   4/16/99                                        Date:   4/16/99

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